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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF SEPTEMBER 1, 2008

AMONG

SHIONOGI & CO., LTD.,

TALL BRIDGE, INC.

AND

SCIELE PHARMA, INC.

i

ii

iii

Table of Defined Terms

Section
Acceptance Time	Section 1.3(a)
Affiliate	Exhibit A
Agreement	Opening Paragraph
Antitrust Laws	Exhibit A
Appraisal Shares	Section 2.6
Bankruptcy and Equity Exception	Section 3.3(a)
Board Recommendation	Section 3.3(d)
Book-Entry Shares	Section 2.7(b)
Business Days	Exhibit A
Certificate	Section 2.7(b)
Certificate of Merger	Section 2.2(b)
Closing	Section 2.2(a)
Closing Date	Section 2.2(a)
Code	Exhibit A
Company	Opening Paragraph
Company Adverse Recommendation Change	Section 6.8(d)
Company Board	Section 3.3(d)
Company Charter Documents	Section 3.1(b)
Company Common Stock	Introduction
Company Disclosure Document	Section 3.8(a)
Company Disclosure Letter	Article 3
Company Employees	Section 6.2(a)
Company Financial Advisor	Section 3.9
Company Financial Statements	Section 3.5(b)
Company Intellectual Property	Section 3.15(a)
Company Leases	Section 3.19(b)
Company Material Adverse Effect	Exhibit A
Company Material Contract	Section 3.18(a)
Company Preferred Stock	Section 3.2(a)
Company Proxy Statement	Section 3.8(a)
Company Registered Intellectual Property	Section 3.15(b)
Company Retirement Plans	Section 6.2(e)
Company SEC Reports	Section 3.5(a)
Company Securities	Section 3.2(c)
Company Severance Practices	Section 6.2(c)
Company Stockholders Meeting	Section 6.1(b)
Company Subsidiaries	Section 3.4(a)
Company Subsidiary	Section 3.4(a)
Company Voting Proposal	Section 6.1(b)
Confidentiality Agreement	Section 6.7(b)
Constituent Corporations	Section 2.1
Continuing Directors	Section 1.3(a)
Contract	Exhibit A
Convertible Notes	Exhibit A
Credit Facility	Section 6.13
D&O Insurance	Section 6.9(c)
DGCL	Introduction
DOJ	Section 6.3(a)
Effective Time	Section 2.2(b)
Employee Benefit Plan	Section 3.10(a)
Environmental Laws	Exhibit A

Section
ERISA	Exhibit A
ERISA Affiliate	Section 3.10(f)
Exchange Act	Exhibit A
Exchange Agent	Section 2.7(a)
Exchange Fund	Section 2.7(a)
FCPA	Section 3.5(f)
FDA	Exhibit A
FDA Act	Section 3.14(b)
FTC	Section 6.3(a)
GAAP	Section 3.5(b)
Governmental Authority	Section 3.3(c)
Hazardous Substances	Exhibit A
HIPAA	Section 3.14(d)
HSR Act	Section 3.3(c)
Indemnified Party	Section 6.9(a)
Indemnifying Party	Section 6.9(b)
Indenture	Exhibit A
Information Statement	Section 3.3(c)
In-licensed Intellectual Property	Section 3.15(c)
Intellectual Property	Section 3.15(a)
International Plan	Exhibit A
IRS	Section 3.12(b)
IT Assets	Section 3.15(h)
Judgment	Section 3.3(b)
Key Employee	Exhibit A
Knowledge	Exhibit A
Law	Section 3.3(b)
Lien	Exhibit A
Make-Whole Fundamental Change	Exhibit A
Maximum Amount	Section 6.9(c)
Merger	Introduction
Merger Consideration	Section 2.5(a)
Merger Sub	Opening Paragraph
Minimum Tender Condition	Annex A
New Plans	Section 6.2(b)
Offer	Introduction
Offer Conditions	Section 1.1(a)
Offer Documents	Section 1.1(f)
Offer Price	Introduction
Option Consideration	Exhibit A
Option	Exhibit A
Ordinary Course of Business	Exhibit A
Parent	Opening Paragraph
Parent Material Adverse Effect	Exhibit A
Parent Retirement Plan	Section 6.2(e)
Permits	Section 3.1(a)
Person	Exhibit A
Pre-Closing Period	Section 5.1
Proxy Statement	Section 3.3(c)
Qualifying SEC Report	Exhibit A

2

Section
Representatives	Section 6.8(a)
Required Company Stockholder Vote	Section 3.3(a)
Restricted Share Unit	Exhibit A
Restricted Stock	Exhibit A
Sarbanes-Oxley Act	Section 3.5(d)
Schedule 14D-9	Section 1.2(b)
SEC	Exhibit A
Section 262	Section 2.6
Securities Act	Section 3.5(a)
Share	Introduction
Shares	Introduction
Stark Law	Section 3.14(e)
Stock Plans	Exhibit A
Subsequent Offering Period	Section 1.1(d)
Subsidiary	Exhibit A
Subsidiary Documents	Section 3.1(b)
Superior Proposal	Exhibit A
Surviving Corporation	Section 2.1
Takeover Proposal	Exhibit A
Tax or Taxes	Exhibit A
Tax Authority or Taxing Authority	Exhibit A
Tax Returns	Exhibit A
Tax Sharing Agreement	Exhibit A
Tender and Voting Agreement	Introduction
Termination Fee	Section 8.3(b)
Top-Up Option	Section 1.4(a)
Top-Up Option Shares	Section 1.4(a)
Transactions	Section 1.2(a)
Walk Away Date	Section 8.1(b)(i)

3

 AGREEMENT AND PLAN OF MERGER

        Agreement and Plan of Merger (this "Agreement"), dated as of September 1, 2008, among Shionogi & Co., Ltd., a company formed under the laws of Japan ("Parent"), Tall Bridge, Inc., a Delaware corporation and indirect wholly-owned subsidiary of Parent ("Merger Sub"), and Sciele Pharma, Inc., a Delaware corporation (the "Company"). Capitalized terms not otherwise defined herein shall have the meaning set forth in Exhibit A attached hereto.

Recitals

        A.    The respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement.

        B.    In furtherance of such acquisition, Parent has agreed to cause Merger Sub to commence a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the shares of common stock, par value $0.001 per share, of the Company (the "Company Common Stock") issued and outstanding (each share of Company Common Stock, a "Share" and, collectively, the "Shares"), at a price per Share of $31.00 (such amount, or any higher amount per Share paid pursuant to the Offer in accordance with this Agreement, the "Offer Price"), on the terms and subject to the conditions set forth in this Agreement.

        C.    Following consummation of the Offer, subject to the terms and conditions of this Agreement, Parent shall cause Merger Sub to merge with and into the Company (the "Merger"), with the Company surviving the Merger as an indirect wholly owned subsidiary of Parent, in accordance with the General Corporation Law of the State of Delaware (the "DGCL"). Each Share that is not tendered and accepted pursuant to the Offer, other than certain Shares as provided in Section 2.5(b) and Section 2.6, will thereupon be cancelled and converted in the Merger into the right to receive cash in an amount equal to the Offer Price on the terms and subject to the conditions set forth herein.

        D.    Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, (i) certain of the Company's directors and executive officers are entering into a Tender and Voting Agreement with Parent and Merger Sub substantially in the form attached as Exhibit B (the "Tender and Voting Agreement"), and (ii) certain of the Company's executive officers are entering into amended and restated employment agreements with the Company.

        E.    In consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE 1
THE OFFER

        Section 1.1    The Offer.

        (a)   Subject to the terms and conditions set forth in this Agreement, as promptly as reasonably practicable after the date of this Agreement, but in no event later than ten (10) calendar days after the date of this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) commence the Offer, within the meaning of the applicable rules and regulations of the SEC, to purchase any and all outstanding Shares at a price equal to the Offer Price. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, purchase, accept for payment, and pay for, Shares tendered pursuant to the Offer are subject only to the satisfaction or waiver of each of the conditions set forth in Annex A (the "Offer Conditions").

        (b)   The initial expiration date of the Offer shall be the twentieth (20th) Business Day following the commencement of the Offer (determined using Exchange Act Rules 14d-1(g)(3) and 14d-2). Notwithstanding the foregoing, if, on the initial expiration date or any subsequent date as of which the Offer is scheduled to expire, all of the Offer Conditions have not been satisfied or waived, then Merger

Sub shall, subject to the rights of the parties under Article 8, extend (and re-extend) the Offer and its expiration date beyond the initial expiration date or such other date for one or more periods, until the earlier to occur of (i) a date as of which all of the Offer Conditions, including the Minimum Tender Condition, are satisfied or waived and (ii) the Walk Away Date; provided that any such extension shall be in increments determined by Merger Sub of not more than ten (10) Business Days. Notwithstanding the foregoing, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by any other Law. The Offer may not be terminated prior to its expiration date (as such expiration date may be extended and re-extended in accordance with this Agreement), unless this Agreement is validly terminated in accordance with Article 8.

        (c)   Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer. Merger Sub shall (and Parent shall cause Merger Sub to) accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as promptly as practicable following the later of: (i) the earliest date as of which Merger Sub is permitted under applicable Law to accept for payment Shares tendered pursuant to the Offer and (ii) the earliest date as of which each of the Offer Conditions shall have been satisfied or waived.

        (d)   Merger Sub may, in its discretion, elect to provide for a subsequent offering period (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act (each a "Subsequent Offering Period") following the Acceptance Time if at the commencement of any Subsequent Offering Period (or extension thereof) the number of Shares owned by Parent, Merger Sub and their respective Subsidiaries (including any Shares beneficially owned by any of the foregoing) represent less than 90% of the then outstanding number of Shares. If immediately following the Acceptance Time, Parent, Merger Sub and their respective Subsidiaries own more than 80% but less than 90% of the Shares outstanding at that time (which shall include (i) shares beneficially owned by Parent, Merger Sub and their respective Subsidiaries, and (ii) shares tendered in the Offer and not withdrawn), to the extent requested by the Company, Merger Sub shall provide for a Subsequent Offering Period of at least ten (10) Business Days; provided, however, that if the number of Shares issuable upon the exercise of the Top-Up Option would, after giving effect to such exercise and when added to the number of Shares so owned by the Parent, Merger Sub and their respective subsidiaries, represent not less than 90% of the then outstanding number of Shares, at the Parent's election, the Merger Sub shall not be required to provide for such Subsequent Offering Period. Subject to the terms and conditions set forth in this Agreement and the Offer, Parent shall cause Merger Sub to, and Merger Sub shall, accept for payment and pay for all Shares validly tendered and not withdrawn during such Subsequent Offering Period as promptly as practicable after any such Shares are tendered during any Subsequent Offering Period and in any event in compliance with Rule 14d-11(c) promulgated under the Exchange Act.

        (e)   Parent and Merger Sub expressly reserve the right to waive any condition to the Offer, to increase the Offer Price and/or to modify the other terms of the Offer, except that, without the consent of the Company, Parent and Merger Sub shall not do any of the following:

    (i)
    reduce the number of Shares subject to the Offer;

    (ii)
    reduce the Offer Price;

    (iii)
    change or waive the Minimum Tender Condition;

    (iv)
    except as provided in Section 1.1(b) and Section 1.1(d), extend or otherwise change the expiration date of the Offer, except (A) as required by applicable Law (including for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof) or (B) in connection with an increase of at least $0.25 per share in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the SEC;

    (v)
    change the form of consideration payable in the Offer;

    (vi)
    amend, modify or supplement any of the Offer Conditions or the terms of the Offer in any manner adverse to holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other Transactions; or

    (vii)
    impose any condition to the Offer other than the Offer Conditions.

        (f)    On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which Tender Offer Statement shall (i) contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, being referred to as the "Offer Documents") and (ii) be in form reasonably satisfactory to the Company. The Company shall promptly upon request of Parent provide Parent with all information concerning the Company that is required to be included in the Offer Documents. Parent and Merger Sub shall cause the Offer Documents to comply in all material respects with the requirements of applicable securities Laws, on the date first filed with the SEC and on the date first published, sent or given to the holders of Shares, and not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by Parent or Merger Sub with respect to information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent necessary such that the Offer Documents do not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities Laws. The Company and its counsel shall be afforded a reasonable opportunity to review and comment upon the Offer Documents before they are filed with the SEC and disseminated to holders of Shares. Parent and Merger Sub shall provide to the Company and its counsel copies of any written comments or telephonic notification of any oral comments Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, shall consult with the Company and its counsel prior to responding to any such comments and shall provide the Company with copies of all written responses and telephonic notification of any oral responses thereto of Parent or Merger Sub or their counsel.

        (g)   Unless this Agreement is terminated pursuant to Section 8.1, neither Parent nor Merger Sub shall terminate or withdraw the Offer prior to any scheduled expiration date without the prior written consent of the Company, except that in the event this Agreement is terminated pursuant to Section 8.1, Merger Sub shall promptly (and in any event within one (1) Business Day) following such termination irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant thereto. If the Offer is terminated in accordance with this Agreement prior to the purchase of Shares in the Offer, Merger Sub shall promptly return, or cause any depositary acting on behalf of Merger Sub to return, all tendered Shares to the tendering stockholders.

        (h)   The Offer Price shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date of this Agreement and prior to the payment by Merger Sub for the Shares validly tendered and not withdrawn in connection with the Offer.

        Section 1.2    Company Actions.

        (a)   The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement (collectively, the "Transactions"). The Company hereby consents to the inclusion of a statement in the Offer Documents that to the Knowledge of the Company all directors and executive officers of the Company intend to tender all of their respective Shares, if they hold any, in the Offer.

        (b)   Contemporaneously with the commencement of the Offer, if practicable, and otherwise reasonably promptly thereafter (it being agreed that the Company shall use commercially reasonable efforts to make such filing no later than one (1) Business Day, and shall in any event make such filing within two (2) Business Days, of the commencement of the Offer), the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended and supplemented from time to time, the "Schedule 14D-9") and shall disseminate the Schedule 14D-9, to the extent required by Rule 14D-9 promulgated under the Exchange Act and any other applicable Laws, to the holders of Shares. Except and to the extent otherwise permitted pursuant to Section 6.8 below, the Offer Documents and the Schedule 14D-9 shall contain the Board Recommendation, and the Company hereby consents to the inclusion in the Offer Documents of such recommendation. The Schedule 14D-9 shall comply in all material respects with the requirements of applicable U.S. federal securities laws and on the date first filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that the Company makes no covenant, agreement, representation or warranty with respect to information supplied by Parent or Merger Sub in writing specifically for inclusion in the Schedule 14D-9. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent necessary such that the Schedule 14D-9 does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities Laws.

        (c)   Except in connection with either (i) a Takeover Proposal that the Company Board determines in good faith (after consultation with the Company's outside counsel and financial advisor) constitutes or is reasonably likely to lead to a Superior Proposal or (ii) a Company Adverse Recommendation Change:

          (A)  Parent and its counsel shall be afforded a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC and disseminated to holders of Shares; and

          (B)  The Company shall provide Parent and its counsel copies of any written comments or telephonic notification of any oral comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, shall consult with Parent and its counsel prior to responding to any such comments and shall provide Parent with copies of all written responses and telephonic notification of any oral responses thereto of the Company and its counsel.

        (d)   In connection with the Offer, the Company shall instruct its transfer agent to furnish Merger Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request for the purpose of communicating the Offer to the holders of Shares. Subject to the requirements of applicable Law and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other Transactions, Parent and Merger Sub shall, until consummation of the Offer, hold in confidence the information contained in any of such labels and lists in accordance with the Confidentiality Agreement, shall use such information only in connection with the Offer, the Merger and the other Transactions and, if this Agreement shall be terminated in accordance with Section 8.1, shall deliver to the Company all copies of such information then in their possession or under their control.

        Section 1.3    Directors.

        (a)   Subject to applicable Law and applicable marketplace rules of The NASDAQ Stock Market LLC applicable to the Company at such time, promptly upon the acceptance for payment of and payment by Merger Sub for Shares pursuant to the Offer satisfying the Minimum Tender Condition (the "Acceptance Time"), and as long as Parent directly or indirectly beneficially owns not less than a majority of the issued and outstanding Shares, Merger Sub shall be entitled to designate such number of directors on the Company Board as will give Merger Sub representation on the Company Board equal to that number of directors, rounded up to the next whole number, that is the product of (i) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by (ii) the percentage that (A) the number of Shares owned by Merger Sub or any other subsidiary of Parent bears to (B) the total number of Shares that are issued and outstanding. The Company shall also, upon the request of Parent, cause such persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of (I) each committee of the Company Board, subject to compliance with applicable securities Laws and the marketplace rules of The NASDAQ Stock Market LLC, and (II) each board of directors (or similar body) of each Company Subsidiary and each committee of such board of directors (or similar body); provided, however, that in the event that Merger Sub's designees are appointed or elected to the Company Board, until the Effective Time, the Company Board shall retain from the directors who are directors on the date of this Agreement and who are not also officers of the Company, such number of "independent directors" (as defined by the Marketplace Rules of The NASDAQ Stock Market LLC) as may be required by such rules or U.S. federal securities laws (the "Continuing Directors"); and provided further that, in such event, if the number of Continuing Directors shall be reduced below such required number for any reason whatsoever, the Company Board shall cause the Person(s) designated by the remaining Continuing Director(s) to fill such vacancy(ies), and such person(s) shall be deemed to be a Continuing Director(s) for purposes of this Agreement or, if no Continuing Directors then remain, the other directors of the Company then in office shall designate persons to fill such vacancies who are not officers, stockholders or affiliates of the Company, any Company Subsidiary, Parent or Merger Sub, and such persons shall be deemed to be Continuing Directors for purposes of this Agreement. In connection with the foregoing, the Company shall promptly, at the request of Merger Sub, use its commercially reasonable efforts to either increase the size of the Company Board or obtain the resignation of such number of its current directors, or both, as is necessary to enable Merger Sub's designees to be elected or appointed to the Company Board as provided above, and the Company shall use commercially reasonable efforts to take all actions available to the Company to cause the Merger Sub's designees to be so elected or appointed.

        (b)   The Company's obligations to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder and to the then applicable rules and regulations of The NASDAQ Stock Market LLC. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-l in order to fulfill its obligations under this Section 1.3, including mailing to the Company's stockholders the information required by such Section 14(f) and Rule 14f-1 (which the Company shall mail together with the Schedule 14D-9, as contemplated by Section 1.2(b)) as is necessary to fulfill the Company's obligations under Section 1.3(a); provided, that Parent and Merger Sub shall have timely supplied to the Company in writing, and shall be solely responsible for, any information with respect to Parent, Merger Sub and such designees to the extent required by such Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The provisions of Section 1.3(a) are in addition to and shall not limit any rights Parent, Merger Sub or any of their Affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

        (c)   Following the election or appointment of Merger Sub's designees pursuant to Section 1.3(a) and prior to the Effective Time, subject to the terms hereof, the approval by a majority of the Continuing Directors then in office (or, if there shall be only one or two Continuing Directors then in office, all of such Continuing Directors then in office) shall be required to authorize (and such authorization shall (A) not be effective unless there is in office at least one (1) Continuing Director and (B) constitute the authorization of the Company Board, and no other action on the part of the Company, including any action by any committee thereof or any other director of the Company, shall, unless otherwise required by Law, be required or permitted to authorize) (i) any amendment, modification or termination of this Agreement by the Company, (ii) any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub, (iii) any waiver or exercise of any of the Company's rights under this Agreement, (iv) any waiver of any condition to the Company's obligations hereunder, (v) any amendment to the Company's certificate of incorporation or bylaws, (vi) any authorization of any agreement between the Company and any of the Company Subsidiaries, on the one hand, and Parent, Merger Sub or any of their Affiliates on the other hand, or (vii) the taking of any other action by the Company in connection with this Agreement or the Transactions, other than the Company's performance of its obligations under this Agreement, including the consummation of the Merger, and other actions that would not reasonably be expected to adversely affect the interests of the stockholders of the Company (other than Parent or any of its Affiliates). The Continuing Directors shall have the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined by the Continuing Directors and shall have the authority to institute any action on behalf of the Company to enforce performance of this Agreement.

        Section 1.4    Option to Acquire Additional Shares.

        (a)   The Company hereby grants to Merger Sub an option (the "Top-Up Option"), exercisable in accordance with this Section 1.4, to purchase the number of Shares (the "Top-Up Option Shares") equal to the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Merger Sub immediately prior to the exercise of the Top-Up Option, shall constitute one share more than 90% of the number of Shares then outstanding (after giving effect to the issuance of the Top-Up Option Shares) for a purchase price per Top-Up Option Share equal to the Offer Price. The Top-Up Option may be exercised by Merger Sub in whole but not in part.

        (b)   In no event shall the Top-Up Option be exercisable: (i) for a number of Shares in excess of the Company's then authorized and unissued Shares (including as authorized and unissued shares of

Common Stock, for purposes of this Section 1.4, any Shares held in the treasury of the Company and any Shares reserved for issuance, other than any Shares reserved for issuance upon conversion of the Convertible Notes, upon the exercise of any outstanding Option or with respect to any other outstanding security convertible into or exercisable or exchangeable for Shares), or (ii) if the exercise of the Top-Up Option would require the sale of 20% or more of the capital stock of the Company requiring approval of the holders of the Company's Shares pursuant to the rules of The NASDAQ Stock Market LLC (and a waiver of or exemption from such requirement is not obtained, it being understood and agreed that the Company shall use commercially reasonable efforts to obtain a waiver or exemption in order to be able to issue the Top-Up Option Shares without obtaining approval of the holders of the Company's Shares).

        (c)   The Top-Up Option may be exercised by Merger Sub at any time at or after the Acceptance Time and the expiration of any subsequent offering period and on or prior to the tenth (10th) Business Day after the later of (i) the expiration date of the Offer or (ii) the expiration of any Subsequent Offering Period; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions, unless waived by the Company, that (A) no provision of any applicable Law, and no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court of competent jurisdiction or other Governmental Authority of competent jurisdiction, shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, (B) upon exercise of the Top-Up Option, the number of Shares owned by Parent or Merger Sub or any wholly owned Subsidiary of Parent or Merger Sub constitutes one share more than 90% of the number of Shares that will be outstanding immediately after the issuance of the Top-Up Option Shares, and (C) upon exercise of the Top-Up Option, Purchaser covenants to cause the Closing to occur as promptly as practicable following the issuance of the Top-Up Option Shares; and, provided, further, that the Top-Up Option shall terminate concurrently with any termination of this Agreement.

        (d)   The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished in a manner consistent with all applicable Law, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act. If Merger Sub wishes to so exercise the Top-Up Option, Merger Sub shall give the Company written notice thereof specifying a place and time for the closing of such purchase (which, subject to applicable Law and any required regulatory approvals, shall be effected as promptly as practicable and not more than ten (10) Business Days after the date of delivery of such written notice). At such closing, (i) the purchase price in respect of the Top-Up Option Shares purchased upon such exercise of the Top-Up Option (which shall equal the product of (x) the number of Top-Up Option Shares being purchased pursuant to the Top-Up Option and (y) the Offer Price) shall be paid to the Company, at Merger Sub's election, either (A) in immediately available funds by wire transfer to an account designated by the Company or (B) by paying in cash an amount equal to not less than the aggregate par value of such Top-Up Option Shares and by delivering Parent's unsecured, non-negotiable, non-transferable promissory note in the principal amount of the balance of such purchase price, which promissory note shall bear interest at the greater of: (i) the applicable short term federal rate per annum (as periodically set by the IRS), and (ii) 3%, shall mature on the first anniversary of the date thereof, and may be prepaid in whole or in part without premium or penalty, and (ii) the Company shall deliver to Merger Sub a certificate or certificates representing the number of Top-Up Option Shares so purchased.

        (e)   Parent and Merger Sub acknowledge that the Top-Up Option Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act, and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Merger Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act. Any certificates evidencing the Top-Up Option Shares shall include any legends required by applicable securities Laws.

ARTICLE 2
THE MERGER

        Section 2.1    The Merger.    Subject to the terms and conditions of this Agreement and in compliance with the DGCL, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. For purposes of this Agreement, (i) the corporation surviving the Merger after the Effective Time is sometimes referred to as the "Surviving Corporation" and (ii) the Company and Merger Sub are collectively referred to as the "Constituent Corporations".

        Section 2.2    Merger Closing.

        (a)   The Merger shall be consummated (the "Closing") at 10:00 a.m. (Eastern time) on a date to be specified by the parties, which shall be no later than the second (2nd) Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 7 (other than any such conditions that by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the Closing Date), at the offices of Davis Polk & Wardwell, 450 Lexington Ave, New York, NY, 10017 unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the "Closing Date").

        (b)   At the Closing, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger or a certificate of ownership and merger, as the case may be (in any such case, the "Certificate of Merger"), in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

        Section 2.3    Effect of Merger; Organizational Documents; Directors and Officers.

        (a)   The Merger shall have the effects set forth in Section 259 of the DGCL.

        (b)   The certificate of incorporation of the Surviving Corporation shall at the Effective Time be amended in its entirety to read as set forth on Exhibit C, until thereafter amended as provided therein and under the DGCL. In addition, subject to Section 6.9 hereof, Parent shall cause the bylaws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to the name of Merger Sub therein shall be changed to refer to the name of the Company, and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation, until further amended in accordance with the DGCL. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall serve until the earlier of their resignation or removal or their respective successors are duly elected or appointed and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall serve until the earlier of their resignation or removal or until their respective successors have been duly elected or appointed and qualified, as the case may be.

        (c)   If requested by Parent prior to the Effective Time, the Company shall use commercially reasonable efforts to cause the directors of each of the Company Subsidiaries (or certain of the Company Subsidiaries as indicated by Parent) to tender their resignations as directors, effective as of the Effective Time, and to deliver to Parent written evidence of such resignations at the Effective Time.

        Section 2.4    Conversion of Merger Sub Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Merger Sub capital stock, each share of Merger Sub capital stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

        Section 2.5    Conversion of Shares.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of Shares the following shall occur:

        (a)   Each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Shares to be canceled pursuant to Section 2.5(b) and (ii) any Appraisal Shares) shall at the Effective Time be canceled and converted automatically into the right to receive an amount in cash equal to the Offer Price (the "Merger Consideration"). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate previously representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.7, without interest.

        (b)   Each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

        (c)   The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

        Section 2.6    Appraisal Rights.    Notwithstanding anything in this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Shares ("Appraisal Shares") pursuant to, and who complies in all respects with, Section 262 of the DGCL ("Section 262") shall not be converted into the right to receive Merger Consideration as provided in Section 2.5(a), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262 (and at the Effective Time, such Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with Section 262); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.5(a). The Company shall promptly notify Parent in writing of any written demands received by the Company for appraisal of any

Shares, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.7(a) to pay for Shares that are instead paid fair value in an appraisal proceeding pursuant to Section 262 shall be returned to Parent upon demand.

        Section 2.7    Exchange of Certificates.

        (a)   Exchange Agent.    Prior to the Effective Time, Parent shall enter into an agreement with a bank or trust company mutually acceptable to Parent and the Company (the "Exchange Agent"), which shall provide for the payment of Merger Consideration in accordance with the terms of this Section 2.7. Parent shall, or shall take all steps necessary to enable and cause the Merger Sub to, deposit with the Exchange Agent at or prior to the Effective Time, for the benefit of the holders of Shares outstanding immediately prior to the Effective Time, for payment by the Exchange Agent in accordance with this Article 2, the cash necessary to pay for the Shares converted into the right to receive Merger Consideration and to pay any amounts owing pursuant to Section 2.8 below (the "Exchange Fund"). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall, pending its disbursement to such holders, be invested by the Exchange Agent as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investor Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available); provided, further, that no gain or loss thereon shall affect the amounts payable hereunder and Parent shall take all actions necessary to ensure that the Exchange Fund includes at all times cash sufficient to satisfy Parent's obligation under this Agreement. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Exchange Agent will be payable to Parent or as Parent otherwise directs.

        (b)   Exchange Procedures.    As soon as reasonably practicable (and in any event within five (5) Business Days) after the Effective Time, Parent shall cause the Exchange Agent to mail to each Person who was a holder of record of Shares immediately prior to the Effective Time, whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.5, (i) the form of letter of transmittal for use in effecting the surrender of stock certificates that immediately prior to the Effective Time represented Shares (each, a "Certificate") or non-certificated Shares represented by Book-Entry ("Book-Entry Shares") (which transmittal letter shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in surrendering the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate or a Book-Entry Share for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be paid promptly in exchange therefor, and Parent shall cause the Exchange Agent to pay to such holder, the Merger Consideration in respect of the Shares previously represented by such Certificate or Book-Entry Share, and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Each Certificate and Book-Entry Share shall be deemed at all times from and after the Effective Time to represent only the right to receive upon surrender in accordance with this Section 2.7 the Merger Consideration in respect of the Shares previously represented by such Certificate or Book-Entry Share. No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Book Entry Shares pursuant to the provisions of this Article 2.

        (c)   No Further Ownership Rights in Shares.    The Merger Consideration paid upon the surrender for exchange of Certificates and Book Entry Shares in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates and Book Entry Shares. From and after the Effective Time, the Surviving Corporation shall not permit any further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 2, except as otherwise provided by Law.

        (d)   Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the holders of Shares for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates or Book Entry Shares who have not theretofore complied with this Article 2 shall thereafter only be entitled to receive from Parent (subject to abandoned property, escheat or similar Laws, as general creditors thereof) payment of their claim for Merger Consideration.

        (e)   No Liability.    To the extent permitted by applicable Law, none of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

        (f)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if requested by Parent or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.

        (g)   Withholding Rights.    Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, whether to any holder of Shares or pursuant to Section 2.8 below, such amounts as it is required to deduct and withhold with respect to the making of such payment under the applicable Law. To the extent that amounts are so withheld by Parent, such amount shall be (i) paid to the appropriate Taxing Authorities and (ii) treated for all purposes of this Agreement as having been paid to the holder of the Shares, Options, Restricted Stock, Restricted Share Units, or deferred stock units as the case may be, in respect of which such deduction and withholding was made by Parent.

        Section 2.8    Equity-Based Compensation Plans and Awards.

        (a)   Each Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall become fully vested, and be cancelled as of immediately following the Effective Time (without regard to the exercise price of such Option) in exchange for the right to receive at such time, in accordance with this Section 2.8, a lump sum cash payment in the amount of the Option Consideration, if any, with respect to such Option. In the event that the exercise price of any Option is equal to or greater than the Offer Price, such Option shall be cancelled, without any consideration being payable in respect thereof, and have no further force or effect.

        (b)   Each Share of Restricted Stock, each Restricted Share Unit and each deferred stock unit granted pursuant to the Stock Plans outstanding immediately prior to the Effective Time, whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall become fully vested and be cancelled as of immediately following the Effective Time and shall be converted immediately prior to the Effective Time into a right to a cash payment equal to the Merger Consideration. Such restrictions will lapse immediately following the Effective Time at which such time payment shall be made.

        (c)   Each holder of Options, Restricted Stock, Restricted Share Units or deferred stock units shall receive from the Surviving Corporation or Parent, in respect and in consideration therefor, as soon as practicable following the Effective Time (but in any event not later than three (3) Business Days), an amount (net of applicable taxes in accordance with Section 2.7(g)) equal to the consideration payable hereunder.

        (d)   As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Options, Restricted Stock, Restricted Share Units or deferred stock units a letter describing the treatment of and payment therefor pursuant to this Section 2.8 and providing instructions for use in obtaining such payment.

        (e)   The Company Board shall terminate the Stock Plans at or prior to the Effective Time; provided, that such termination may be contingent upon the occurrence of the Closing.

        Section 2.9    Convertible Notes.    From and after the Acceptance Time, Parent shall provide or cause to be provided to the Company or the Surviving Corporation funds, in the form of a loan on mutually agreed upon terms, necessary to satisfy any cash amounts due upon conversion or repurchase (pursuant to the offer to repurchase contemplated by Section 6.12(b)(i)(B)) of the Convertible Notes in accordance with the Indenture.

        Section 2.10    Further Action.    If at any time after the Effective Time, any further action is necessary or desirable to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of each Constituent Corporation, or otherwise, to take, and shall take, all such lawful and necessary action.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as (a) disclosed in any Qualifying SEC Report (other than (i) any information that is contained in the "Risk Factors" section of such Qualifying SEC Reports, except to the extent such information consists of factual historical statements, and (ii) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such Qualifying SEC Reports) if the relevance of such disclosure as an exception to one or more of the following representations and warranties is reasonably apparent, or (b) set forth on the disclosure letter (each section of which qualifies (i) the correspondingly numbered representation and warranty or covenant and (ii) other sections of this Agreement to the extent reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections) delivered by the Company to Parent (the "Company Disclosure Letter"), the Company hereby represents and warrants to Parent and Merger Sub as follows:

        Section 3.1    Organization.

        (a)   Each of the Company and the Company Subsidiaries is a corporation or company duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization, except in the case of the Company Subsidiaries, where the failure of any such Company Subsidiaries to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the

Company Subsidiaries has all requisite corporate power and authority necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except in the case of the Company Subsidiaries, where the failure of any such Company Subsidiaries to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries possesses all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the lawful conduct of their respective businesses as now conducted (collectively, "Permits"), except for such Permits, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

        (b)   The copies of the certificate of incorporation and bylaws of the Company (the "Company Charter Documents") that are incorporated by reference as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 2007 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement. The Company has delivered or made available to Parent or its designee complete and correct copies of the certificate of incorporation and by-laws (or comparable organizational documents) of each of the Company Subsidiaries (the "Subsidiary Documents"), in each case, as amended to the date of this Agreement. All such Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company nor any of the Company Subsidiaries is in violation of any of their respective provisions, except for such failures to be in full force and effect and such violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent complete copies of all material minutes (or, in the case of minutes that have not yet been finalized, a brief summary of the meeting) of all meetings of stockholders, the Company Board and each committee of the Company Board between January 1, 2005 and the date hereof; provided that the Company shall not be obligated to make available to Parent any minutes for portions of any meetings that discuss the Transactions or any current or prior alternatives thereto considered by the Company Board or any such committee.

        Section 3.2    Capitalization.

        (a)   The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share ("Company Preferred Stock"). As of the close of business on August 27, 2008: (A) 32,353,833 shares of Company Common Stock were issued and outstanding (including 597,949 shares of Restricted Stock; (B) no shares of Company Preferred Stock were issued or outstanding, (C) there were outstanding Options to purchase 845,215 Shares and 2,332,382 Shares were reserved for issuance under the Stock Plans (including upon exercise of the Options); (D) there were 808,503 Shares subject to outstanding Restricted Share Units and (E) there was outstanding $325,000,000 in aggregate principal amount of the Convertible Notes convertible into $325,000,000 cash plus 1,906,630 Shares (after giving effect to any adjustment required as a result of a Make-Whole Fundamental Change and assuming the Acceptance Time occurs on October 10, 2008) and not less than such number of Shares were reserved for issuance upon conversion of the Convertible Notes. Such issued and outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive or similar rights under any provision of the DGCL and the Company's certificate of incorporation or bylaws or any agreement to which the Company is a party or by which the Company is otherwise bound.

        (b)   Section 3.2 of the Company Disclosure Letter sets forth a complete and accurate list, as of the close of business on August 27, 2008, of all Stock Plans, indicating for each Stock Plan, as of such date, (i) the number of shares of Company Common Stock issued under such Stock Plan, (ii) the number of shares of Company Common Stock subject to outstanding Options under such Stock Plan, (iii) the number of shares of Company Common Stock reserved for future issuance under such Stock Plan,

(iv) the number of shares of Company Common Stock (including Restricted Stock) vested under such Stock Plan, (v) the number of Shares of Company Common Stock (including Restricted Stock) unvested under such Stock Plan, (vi) the average exercise price of the outstanding Options under such Stock Plan, (vii) the aggregate number of shares of Restricted Stock outstanding, (viii) the average repurchase price relating to the shares of Restricted Stock, (ix) the aggregate number of shares subject to outstanding Restricted Share Units, and (x) the aggregate number of shares subject to outstanding deferred stock unit awards. The Company has made available to Parent complete and accurate copies of all (w) Stock Plans, (x) forms of agreements evidencing Options, (y) forms of agreements evidencing Shares of Restricted Stock, and (z) the forms of agreements evidencing Restricted Share Units.

        (c)   There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 3.2 or set forth in Section 3.2 of the Disclosure Letter, as of August 27, 2008, there are no issued, reserved for issuance or outstanding (i) shares of capital stock of or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, "phantom" stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any Company Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any Company Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities. Except as set forth in this Section 3.2 or set forth in Section 3.2 of the Disclosure Letter, none of (a) the Shares or (b) Company Securities are owned by any Company Subsidiary. The Company has not, during the period from August 27, 2008 to the date of this Agreement, issued any Company Securities.

        (d)   The Company has not, between June 30, 2008 and the date of this Agreement, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock, other than as a result of any cashless exercise of any Option or the acquisition of any Shares of Restricted Stock from employees of the Company or any Company Subsidiary whose employment has terminated with the Company or such Company Subsidiary.

        Section 3.3    Authorization; No Conflict.

        (a)   The Company has the requisite corporate power and authority to enter into and deliver this Agreement and, subject to the adoption of this Agreement by the Company's stockholders under the DGCL to the extent required by applicable Law in the case of the Merger, and to carry out its obligations hereunder. Assuming the accuracy of the representations and warranties of Parent set forth in Section 4.7, the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly authorized and approved by the Company Board. Assuming the accuracy of the representations and warranties of Parent set forth in Section 4.7, no other corporate proceedings on the part of the Company is necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, except, in the case of the Merger (to the extent required by the DGCL), for the adoption of this Agreement by the holders of a majority of the issued and outstanding Shares (the

"Required Company Stockholder Vote"). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors rights generally and equitable principles of general applicability, whether considered in a proceeding at law or in equity (the "Bankruptcy and Equity Exception").

        (b)   Neither the execution and delivery of this Agreement by the Company nor the performance or consummation by the Company of the Transactions will (i) result in a violation or breach of or conflict with the Company Charter Documents or the Subsidiary Documents, (ii) result in a violation or breach of or conflict with any provisions of, or result in the loss of any material benefit under or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase (including pursuant to any right of first refusal or the like) under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by the Company or any Company Subsidiaries under any of the terms, conditions or provisions of any Contract to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to receipt of the Required Company Stockholder Vote (to the extent required by the DGCL) and obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 3.3(c) below, violate any judgment, ruling, order, writ, injunction or decree of any Governmental Authority ("Judgment") or any statute, code, decree, law, ordinance, rule, regulation or order of any Governmental Authority ("Law"), in each case applicable to the Company, any of the Company Subsidiaries or any of their respective properties or assets, other than, with respect to events described in the foregoing clauses (ii) and (iii), any such event or events that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

        (c)   No consent, approval, order or authorization of, or registration, declaration or filing with, any United States Federal, state or local governmental or regulatory authority, court, body or instrumentality or any governmental or regulatory authority, court, body or instrumentality outside of the United States (each, a "Governmental Authority") is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company's execution and delivery of this Agreement or the consummation by the Company of the Transactions, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) compliance with and filings pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and any other applicable Antitrust Laws, (iii) the filing with the SEC of (A) the Offer Documents and Schedule 14D-9, (B) if necessary, a proxy statement in definitive form relating to the Company Stockholders Meeting (as defined in Section 6.1(b)) (such proxy statement, as amended or supplemented from time to time, (the "Proxy Statement")) and compliance with other applicable requirements of the Exchange Act, (C) any information statement required by Rule 14f-1 promulgated by the SEC under the Exchange Act (the "Information Statement") in connection with the Offer and (D) such reports under Section 13 or 16 of the Exchange Act and the rules and regulations promulgated thereunder, as may be required in connection with this Agreement and the Transactions, (iv) compliance with the rules of The NASDAQ Stock Market LLC, (v) compliance with the "blue sky" laws of various states and (vi) such other consents, approvals, orders, authorizations, registrations, declarations or filings, the lack of which, individually or in the aggregate, would not reasonably be expected to prevent consummation of the Offer or the Merger.

        (d)   The Board of Directors of the Company (the "Company Board"), at a meeting duly called and held, has duly and unanimously adopted resolutions (i) declaring that this Agreement and the Transactions, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approving and declaring advisable this Agreement and the Transactions, including the Offer and the Merger (such approval having been made in accordance with the DGCL, including for purposes of Section 203 thereof), and (iii) recommending that the Company's stockholders accept the Offer, tender their Shares to Merger Sub pursuant to the Offer and adopt this Agreement (such recommendation, the "Board Recommendation").

        Section 3.4    Subsidiaries.

        (a)   All of the Subsidiaries of the Company (each a "Company Subsidiary" and together, the "Company Subsidiaries") and their respective jurisdictions of organization are identified in Section 3.4(a) of the Company Disclosure Letter. Other than the Company Subsidiaries, the Company does not own or control, directly or indirectly, any membership interest, partnership interest, joint venture interest, other equity interest or any other capital stock of any Person, other than securities held for investment by the Company or any of the Company Subsidiaries and consisting of less than 5% of the outstanding capital stock or other ownership interest of such Person.

        (b)   All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid and nonassessable, and the Company or a Company Subsidiary is the record and beneficial owner of such shares, securities or interests (other than directors' qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company's designee), free and clear of any Liens, and free of any limitations on voting rights. All such shares of capital stock, equity securities and other ownership interests have been duly and validly issued and are fully paid and nonassessable. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments to which the Company or any Company Subsidiary is a party or by which they are bound and that provide for the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiary. There are no agreements requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary other than guarantees of bank obligations of Subsidiaries of the Company entered into in the Ordinary Course of Business.

        Section 3.5    SEC Reports and Financial Statements.

        (a)   Since January 1, 2005, the Company has filed with or furnished to the SEC all forms, reports, schedules, certifications, registration statements, definitive proxy statements and other documents required to be filed or furnished by the Company with or to the SEC. All such registration statements, forms, reports, schedules, certifications, registration statements, definitive proxy statements and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the "Company SEC Reports." As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, (i) the Company SEC Reports filed prior to the date of this Agreement complied, and the Company SEC Reports to be filed after the date of this Agreement will comply, in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act, as the case may be, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, (ii) none of such Company SEC Reports that is not a registration statement contained (or, in the case of Company SEC Reports to be filed after the date of this Agreement, will contain) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each Company SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not, and each such Company SEC Report filed subsequent to the date of this Agreement and prior to the consummation of the Offer will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2005 relating to the Company SEC Reports, together with all written responses of the Company thereto. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC Staff with respect to the Company SEC Reports. To the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or investigation.

        (b)   The consolidated balance sheets and the related consolidated statements of operations, consolidated statements of stockholders' equity and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) (collectively, the "Company Financial Statements") of the Company contained or to be contained in the Company SEC Reports complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been or will be prepared in conformity with United States generally accepted accounting principles ("GAAP") (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as otherwise noted therein) and present or will present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year end adjustments). Except as disclosed in the Company Financial Statements as of and for the period ended December 31, 2007 or included in the Company SEC Reports filed after that date and prior to the date of this Agreement, the Company and the Company Subsidiaries do not have any liabilities of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be reflected on a consolidated balance sheet of the Company and the Company Subsidiaries other than liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        (c)   Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including, any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC), where the results, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company SEC Reports.

        (d)   The Company is in compliance in all respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), except for such noncompliance as has not and would not reasonably be expected to have a Company Material Adverse Effect. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by the certifications required to be filed or submitted by the Company's chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

        (e)   The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company and the Company Subsidiaries, taken as a whole, is made known on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of The NASDAQ Stock Market LLC.

        (f)    To the Knowledge of the Company, the Company and the Company Subsidiaries have not violated the provisions of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the "FCPA"), except for any such violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has disclosed to Parent all internal investigations and, to the Knowledge of the Company, all external, governmental or other regulatory investigations, in each case regarding any action or any allegation of any action prohibited by the FCPA, except for any such investigations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        Section 3.6    Absence of Material Adverse Changes, etc.    Since December 31, 2007, there has not been or occurred any event, change, occurrence or development of a state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. From December 31, 2007 until the date of this Agreement, except as contemplated hereby, (a) the business of the Company and the Company Subsidiaries, taken as a whole, has been conducted in the Ordinary Course of Business and (b) there has not been any action or event that would have required the consent of Parent under Section 5.1 of this Agreement (other than paragraph (b)(vii) of Section 5.1) had such action or event occurred after the date of this Agreement.

        Section 3.7    Litigation.    There are no suits, actions, claims or legal, administrative, arbitration or other proceedings or governmental or regulatory investigations pending or, to the Knowledge of the Company, threatened, to which the Company or any of the Company Subsidiaries is a party, or, to the Knowledge of the Company, that materially affects the business or assets of the Company or any of the Company Subsidiaries, except where such suits, actions, claims, proceedings or investigations, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no material Judgments outstanding (or, to the Knowledge of the Company, threatened to be imposed) against the Company or any of the Company Subsidiaries, except for any such threatened Judgments that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        Section 3.8    Disclosure Documents.

        (a)   Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company's stockholders in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including the Schedule 14D-9, the proxy or information statement of the Company (the "Company Proxy Statement"), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

        (b)   (i) The Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement and at the Effective Time, and (ii) any Company Disclosure Document (other than the Company Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (c)   The information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents, on the date the Offer Documents are first published, sent or given to holders of Shares, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading. If at any time prior to the Acceptance Time any fact or event relating to the Company or any of its Affiliates should be discovered by the Company that should be set forth in a supplement to the Offer Documents, the Company shall, promptly after becoming aware thereof, inform Parent of such fact or event.

        Section 3.9    Broker's or Finder's Fees.    Except for UBS Securities LLC (the "Company Financial Advisor"), no agent, broker, investment banker, or similar Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company's or any Company Subsidiary's authority is or will be entitled to any advisory, commission or broker's or finder's fee or similar fee or commission or reimbursement of expenses from any of the parties hereto in connection with any of the Transactions. The Company has heretofore made available to Parent a complete and correct copy of the Company's engagement letter with the Company Financial Advisor, which letter describe all fees payable to the Company Financial Advisor in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of the Company Financial Advisor, and the Company will pay such fees and expenses pursuant to such engagement letter to the Company Financial Advisor at the Closing.

        Section 3.10    Employee Plans.

        (a)    Section 3.10(a) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of all Employee Benefit Plans. For purposes of this Agreement, "Employee Benefit Plan" means: (i) any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), (ii) any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), (iii) any material employment, consultancy or similar service plan, agreement or arrangement, and (iv) any other material written or oral plan, agreement or arrangement providing direct or indirect compensation or benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of equity or cash incentive compensation or post-retirement compensation and all unexpired severance agreements, medical, dental, vision or prescription benefits for the benefit of, or relating to, any current or former employee, director or independent contractor of the Company or any Company Subsidiary that is sponsored, maintained or contributed to by the Company or any Company Subsidiary, or with respect to which the Company or any Company Subsidiary has any liability, excluding any of the foregoing that are (x) required to be maintained by the Company or any of the Company Subsidiaries under the Laws of any foreign jurisdiction, or (y) under which neither the Company nor any Company Subsidiary has any actual or contingent legal obligations.

        (b)   With respect to each Employee Benefit Plan, the Company has made available in the "data room" to Parent a complete and accurate copy, to the extent applicable, of (i) such Employee Benefit Plan and any amendments thereto, (ii) the most recent annual report (Form 5500) filed with the IRS, (iii) each trust or funding agreement, insurance policy summaries, group annuity contract and summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists, and (iv) the most recent determination letter (or, if applicable, advisory or opinion letter) from the IRS.

        (c)   Each Employee Benefit Plan has been administered in all material respects in accordance with ERISA, the Code and all other applicable Laws and in accordance with its terms.

        (d)   Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS to the effect that such Employee Benefit Plan is qualified and the plan and trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and neither the Company nor any Company Subsidiary has received any notice that any such determination or opinion letter has been revoked.

        (e)   None of the Company, any of the Company's Subsidiaries or any of their ERISA Affiliates has within the last six (6) years (i) ever sponsored, maintained or been obligated to contribute to an Employee Benefit Plan which is or was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA). For the purposes of this Agreement, "ERISA Affiliate" means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Company Subsidiary. Neither the Company nor any Company Subsidiary sponsors or has sponsored any compensatory equity plans other than the Stock Plans or otherwise grants or has granted any equity-based compensation awards other than under the Stock Plans.

        (f)    The transactions contemplated by this Agreement will not result (either alone or in combination with any other event) in: (i) any payment of, or increase in, remuneration or benefits, to any stockholder, director or employee of the Company or any of the Company Subsidiaries; (ii) any cancellation of indebtedness owed to the Company by any stockholder, director or employee of the Company; (iii) the acceleration of the vesting, funding or time of any payment or benefit to any stockholder, director or employee of the Company; or (iv) result in any "parachute payment" within the meaning of Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for the services rendered).

        (g)   None of the Employee Benefit Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable Law or to the extent the full cost of such benefits shall be borne by such person.

        (h)   Each Employee Benefit Plan has been operated in reasonable good faith compliance with the applicable provisions of Section 409A of the Code.

        (i)    Section 3.10(i) of the Company Disclosure Letter contains a correct and complete list identifying each International Plan. Copies of each International Plan and any amendments thereto have been made available in the "data room" to Parent, and copies of, to the extent applicable, any related trust or funding agreements or insurance policies, amendments thereto, actuarial reports relating thereto and prospectuses or summary plan descriptions relating thereto have been made available in the "data room" to Parent. To the Company's Knowledge, each International Plan has been maintained in material compliance with its terms and with the requirements prescribed by applicable Law (including any special provisions relating to qualified plans where such International Plan was intended to so qualify) and has been maintained in good standing with the applicable regulatory authorities.

        (j)    To the Company's Knowledge, no transaction prohibited by Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Employee Benefit Plan which is covered by Title I of ERISA, which transaction has or will cause the Company or any Company Subsidiary to incur any material liability under ERISA, the Code or otherwise, excluding transactions effected pursuant to and in compliance with a statutory or administrative exemption.

        (k)   The Company's Compensation Committee has (i) approved each employment, compensation, severance and employee benefit agreement, arrangement or understanding pursuant to which consideration is payable to any director or employee of the Company or any Company Subsidiary as an "employment compensation, severance or other employee benefit arrangement" within the meaning of Rule 14d-10(d)(1) under the Exchange Act, and (ii) taken all other actions necessary or advisable to satisfy the requirements of the non-exclusive safe harbor with respect to such agreement, arrangement or understanding in accordance with Rule 14d-10(d)(2) under the Exchange Act. The Company Board has determined that the Company's Compensation Committee is composed solely of "independent directors" in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto.

        Section 3.11    Opinion of Financial Advisor.    The Company Board has received from the Company Financial Advisor an opinion to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the consideration to be received by the holders of Company Common Stock pursuant to the Offer and the Merger, taken together, is fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective Affiliates).

        Section 3.12    Taxes.

        (a)   The Company and each of the Company Subsidiaries has filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete, except for any failure to file or errors or omissions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of the Company Subsidiaries has paid on a timely basis all Taxes due and owing (whether or not shown to be due on any such Tax Returns), or, where payment is not yet due, has established in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and the Company Subsidiaries ordinarily record items on their respective books, except for any failures to so pay that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no Liens on any of the assets, rights or properties of the Company or any Company Subsidiary with respect to Taxes (other than Liens for Taxes not yet due and payable or for Taxes that the Company or a Company Subsidiary is contesting in good faith through appropriate proceedings and for which adequate accruals and reserves have been established in accordance with GAAP).

        (b)   The Company has made available to Parent correct and complete copies of all income and franchise (i.e., State tax returns) Tax Returns and any associated examination reports and statements of deficiencies assessed against or agreed to by the Company or any of the Company Subsidiaries since January 1, 2003. To the Company's Knowledge, all income and franchise Tax Returns filed by the Company or any Company Subsidiary for years ending prior to January 1, 2003 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment, giving effect to extensions of waivers, has expired. No claim, action, suit, or proceeding in respect of any material Taxes or examination or audit of any material Tax Return of the Company or any of the Company Subsidiaries by any Taxing Authority is currently in progress or, to the Company's Knowledge, has been threatened.

        (c)   Neither the Company nor any Company Subsidiary has been included in any "consolidated", "unitary" or "combined" Tax Return provided for under the Law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Company and/or any Company Subsidiary are the only members).

        (d)   Neither the Company nor any Company Subsidiary has applied for and/or received a ruling or determination from a Tax Authority regarding a past or prospective transaction of the Company or any Company Subsidiary, except for any rulings or determinations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        (e)   To the Company's Knowledge, no written claim has been made by a Tax Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction, except for any claims that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        (f)    Neither the Company nor any Company Subsidiary has been a United States real property holding company within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

        (g)   During the two-year period ending on the date hereof, neither the Company nor any of the Company Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

        (h)   The Company and each of the Company Subsidiaries has properly withheld and timely paid over to the applicable Taxing Authority all Taxes that it is required to withhold from amounts paid to any employee, partner, independent contractor, creditor, stockholder or other person, except for any such failures to do so that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        (i)    Neither the Company nor any of the Company Subsidiaries is, or has been, a party to any Tax Sharing Agreement (other than an agreement exclusively among the Company and the Company Subsidiaries) pursuant to which it will have any obligation to make any payments in respect of Taxes after the Effective Time.

        (j)    Neither the Company nor any of the Company Subsidiaries has participated in a "listed transaction" within the meaning of Treasury Regulation Section 1.6011 4(b)(2).

        Section 3.13    Environmental Matters.

        (a)   Except as has not had and would not reasonably be expected to have, individually or the aggregate, a Company Material Adverse Effect:

    (i)
    The Company and the Company Subsidiaries are and have for the past five (5) years been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all permits, notices, approvals and authorizations, if any, required under Environmental Laws in connection with the operation of the Company's and any Company Subsidiary's businesses or leased real property.

    (ii)
    There are no pending or, to the Knowledge of the Company, threatened, demands, claims, investigations, proceedings, information requests, or notices against the Company or any Company Subsidiary or, to the Knowledge of the Company, any property currently or formerly leased by the Company or any Company Subsidiary alleging non-compliance with or liability under any Environmental Law.

    (iii)
    To the Knowledge of the Company, there are no conditions associated with the Company or any Company Subsidiary or its operations or any real property currently or formerly leased or operated by the Company or any Company Subsidiary or any other property, including any property to which the Company or any Company Subsidiary or any person working at the request or direction of the Company or any Company Subsidiary has arranged for the disposal or treatment of Hazardous Substances, which would reasonably be expected to give rise to any violation of any Environmental Laws or result in the Company or any Company Subsidiary incurring Environmental Liabilities.

    (iv)
    To the Knowledge of the Company, there has been no material environmental investigation, study, audit, test, review or other analysis conducted in relation to the business of the Company or any Company Subsidiaries or any property or facility now or previously owned or leased by the Company or any Company Subsidiaries that has not been delivered to Parent at least five Business Days prior to the date hereof.

    (v)
    Neither the Company nor any Company subsidiary owns or leases or licenses or, during the prior five (5) years has owned or leased or licensed, any real property in New Jersey or Connecticut.

    (vi)
    Neither the Company nor any Company Subsidiary has assumed by contract or other binding agreement or by operation of Law any liabilities of a third party arising under or pursuant to any Environmental Law or has agreed to indemnify, defend or hold harmless any third party for any liabilities arising under or pursuant to any Environmental Law.

        (b)   The parties agree that the only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 3.13.

        Section 3.14    Compliance With Laws.

        (a)   The Company and each of the Company Subsidiaries is, and has during the prior three (3) years been, in compliance with, and is not and has not been in violation of during the prior three (3) years, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened during the prior three (3) years to be charged with any violation of, any applicable Law with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        (b)   Each of the products of the Company and the Company Subsidiaries that is currently being sold by or on behalf of the Company or any of the Company Subsidiaries, and each of the product candidates that is currently being developed by the Company or any of the Company Subsidiaries, is being, and at all times has been, developed, tested, manufactured and stored, as applicable, in compliance with (i) the Federal Food, Drug and Cosmetic Act (the "FDA Act") and applicable regulations issued and guidances by the FDA, including those requirements relating to good manufacturing practice, good laboratory practice and good clinical practice, where such Laws were applicable to such development, testing, manufacturing and storage activities, (ii) all United States Laws regarding promotional practices, where such Laws were applicable, and (iii) any equivalent Laws of any applicable foreign jurisdiction, in each case under clauses (i), (ii) and (iii), except where the failure to so comply, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

        (c)   To the Company's Knowledge, the clinical trials (including any post-marketing studies) conducted by the Company or the Company Subsidiaries (which, for the avoidance of doubt, shall not include investigator-sponsored or cooperative group trials) were, and if still pending, are, being conducted in all material respects in accordance with all clinical protocols, informed consents and applicable requirements of the FDA or, when applicable, equivalent regulatory authorities in the European Union or other applicable foreign jurisdictions, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

        (d)   None of the Company and the Company Subsidiaries is subject to any investigation that is pending and of which the Company has been notified or, to the Company's Knowledge, which has been threatened, in each case by (i) the FDA, (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)), the Federal False Claims Act (31 U.S.C. Section 3729), the Health Insurance Portability and Accountability Act of 1996 (18 U.S.C. Section 3801 et. seq.), including the regulations promulgated thereunder (collectively "HIPAA"), or the FDA Act, (iii) any State Attorney General pursuant to any equivalent state statute, or (iv) any equivalent Governmental Authority pursuant to any Laws of the European Union or, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, any other applicable foreign jurisdiction.

        (e)   To the Company's Knowledge, neither the Company nor any of the Company Subsidiaries has submitted any claim to any payment program in connection with any referrals that violated in any material respect any applicable self-referral Law, including the Federal Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn (known as the "Stark Law"), or any applicable state self-referral law.

        (f)    To the Company's Knowledge, neither the Company nor any of the Company Subsidiaries has submitted any claim for payment to, or caused any claim to be filed relating to, any payment program in violation of any Laws relating to false claims, anti-kickback or fraud, including the Federal False Claim Act, 31 U.S.C. §3729, the Federal Healthcare Program Anti-Kickback Statute, 432. U.S.C. § 1320(a)-7b(b), or any applicable state false claim or fraud law, except for any such violation that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

        (g)   To the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries has used in any capacity the services of any individual or entity debarred under 21 U.S.C. § 335a(a) or any similar laws, rules or regulations, and neither the Company nor any Company Subsidiary has, to the Company's Knowledge, engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. § 335a(a) or any similar laws, rules or regulations, except for any such violation that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

        (h)   Neither the Company nor any of the Company Subsidiaries has failed to comply with any applicable security and privacy standards regarding protected health information, or any applicable state privacy Laws, except for any such failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        Section 3.15    Intellectual Property.

        (a)   The Company and the Company Subsidiaries own, or license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property material to conduct the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted (including for the sale of those products of the Company and the Company Subsidiaries that are currently in clinical testing by or for the Company) (in each case excluding generally commercially available, off-the-shelf software programs) ("Company Intellectual Property"), the absence of which, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term "Intellectual Property" means (i) patents, trademarks, service marks, trade names, copyright, domain names, designs and trade secrets, (ii) applications for and registrations of such patents (including divisions, continuations, continuations-in-part and renewals), trademarks, service marks, trade names, domain names, copyrights and designs, (iii) inventions (whether patentable or not), discoveries, processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials.

        (b)   Section 3.15(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all material Company Registered Intellectual Property, including the jurisdictions in which each such asset has been issued or registered or in which any application for such issuance and registration has been filed. The Company or the Company Subsidiaries exclusively own, free and clear of any and all Liens, all of the Company Registered Intellectual Property. For purposes of this Agreement, the term "Company Registered Intellectual Property" means all applications for and registrations for any patents (including divisions, continuations, continuations-in-part and renewals), trademarks, service marks, trade names, domain names, copyrights and designs, in each case owned by or registered to the Company or the Company Subsidiaries and which is material to the business of the Company and the Company Subsidiaries, taken as a whole.

        (c)   The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate, impair or modify (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Company or the Company Subsidiaries that is material to the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted (including to such Intellectual Property that is material for the sale of those products of the Company and the Company Subsidiaries that are currently in clinical testing by or for the Company), or (ii) any license, sublicense and other agreement as to which the Company or any of the Company Subsidiaries is a party and pursuant to which the Company or any of the Company Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and the Company Subsidiaries, ("In-licensed Intellectual Property") taken as a whole, as currently conducted (including to such Intellectual Property that is material for the sale of those products of the Company and the Company Subsidiaries that are currently in clinical testing by or for the Company), excluding generally commercially available, off-the-shelf software programs, or (iii) any right of the Company or any Company Subsidiary to develop, use, sell, or dispose of, or to bring any action for the infringement of any Company Intellectual Property.

        (d)   To the Company's Knowledge, the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted, does not infringe, violate or constitute a misappropriation of any valid Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Within the prior three (3) years, neither the Company nor any of the Company Subsidiaries has received any written claim or notice from any Person (including by way of an unsolicited offer for a license) (i) alleging any such infringement, violation or misappropriation, except for any such alleged infringement, violation or misappropriation that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability of any Company Intellectual Property.

        (e)   To the Company's Knowledge, (i) the Company Intellectual Property is subsisting and has not been held invalid or unenforceable; and (ii) all maintenance and renewal fees necessary to preserve the material rights of the Company and the Company Subsidiaries in connection with the Company Registered Intellectual Property have been paid.

        (f)    Each of the Company and the Company Subsidiaries has taken commercially reasonable steps to protect and maintain the confidentiality of the Company Intellectual Property that is of a nature that the Company intends to keep confidential.

        (g)   To the Company's Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

        (h)   To the Company's Knowledge, the IT Assets operate and perform in a manner that permits the Company and the Company Subsidiaries to conduct their respective businesses as currently conducted and to the Company's Knowledge, no Person has gained unauthorized access to the IT Assets. For purposes of this Agreement, the term "IT Assets" means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines and all other information technology equipment and all associated documentation owned by the Company or the Company Subsidiaries or licensed or leased by the Company or the Company Subsidiaries pursuant to a written agreement (excluding any public networks).

        Section 3.16    Employment Matters.    Neither the Company nor any of the Company Subsidiaries is the subject of any proceeding asserting that the Company or any of the Company Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization. None of the matters described in Section 3.16 of the Disclosure Schedule has had or would reasonably be expected to have a Company Material Adverse Effect. There are no pending or, to the Company's Knowledge, threatened labor strikes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of the Company Subsidiaries that, individually or in the aggregate, have had or would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary is party to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any labor union or organization. The Company and the Company Subsidiaries have complied in all material respects with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker's compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of Taxes, and continuation coverage with respect to group health plans.

        Section 3.17    Insurance.    The Company maintains insurance coverage with reputable insurers, or maintains effective and sufficient self insurance practices, in such amounts and providing adequate coverage for such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries (taking into account the cost and availability of such insurance and the size and business of the Company). All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. The Company is not, to the Company's Knowledge, in material breach or default and has not taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or material modification of any such insurance policies.

        Section 3.18    Material Contracts.

        (a)   The Company has provided or made available to Parent a true and correct copy of each Company Material Contract in effect as of the date of this Agreement, each of which is listed in Section 3.18(a) of the Disclosure Letter. As used in this Agreement, "Company Material Contract" means each material contract, agreement, arrangement or understanding to which the Company or any of its Subsidiaries is a party, including each contract that is currently in effect, in which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound (1) that is material to the business of the Company and Company Subsidiaries taken as a whole and was not entered into in the Ordinary Course of Business; (2) that involves the payment of royalties or other amounts of more than $2.0 million in the prior twelve (12) months; (3) that involves the receipt of royalties or other amounts of more than $2.0 million in the prior twelve (12) months; (4) that would prevent or materially impair the Company's ability to consummate the Offer, the Merger or the other

Transactions; (5) that is material and relates to In-licensed Intellectual Property; (6) that provides for indemnification by the Company or any Company Subsidiaries to any Person, other than entered into in the Ordinary Course of Business; (7) that was not negotiated and entered into on an arm's length basis; (8) that is between the Company or any Company Subsidiaries and any director or officer of the Company or any Person beneficially owning five (5) percent or more of the outstanding Shares; (9) that contains a put, call or similar right pursuant to which the Company or any Company Subsidiaries (or, after the Effective Time, Parent or its affiliates) could be required to purchase or sell, as applicable, any equity interests of any Person that have a fair market value or purchase price of more than $2.0 million; (10) that is a loan or credit agreement, mortgage, promissory note, indenture or other contract evidencing indebtedness for borrowed money in an amount in excess of $2.0 million by the Company or any Company Subsidiaries; or (11) that contains any material non-compete obligations or material exclusivity obligations relating to any product of the Company or any Company Subsidiary (except, for the avoidance of doubt, any limitations on the scope of license grants pursuant to the applicable agreements related to In-licensed Intellectual Property) binding on the Company or any Company Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective subsidiaries).

        (b)   Each Company Material Contract is valid, binding and enforceable on the Company or the applicable Company Subsidiary, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect except to the extent it has previously expired in accordance with its terms, and except where the failure to be binding, enforceable or in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries nor, to the Company's Knowledge, any other party to any Company Material Contract has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Company Material Contract, and neither the Company nor any Company Subsidiaries has received notice that it has breached, violated or defaulted under any Company Material Contract, except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (c)   Neither the Company nor any of the Company Subsidiaries has entered into any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in the Company SEC Reports.

        Section 3.19    Real Property.

        (a)   Neither the Company nor any Company Subsidiary owns a fee interest in any real property, nor has the Company or any Company Subsidiary ever owned a fee interest in any real property.

        (b)   Section 3.19(b) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or any of the Company Subsidiaries and material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted (collectively "Company Leases"), and the location of the premises leased, subleased or licensed pursuant to such Company Leases. The Company, or any of the Company Subsidiaries, holds a valid leasehold interest in each Company Lease except for any invalidity that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. No party has a right to occupy any of the premises subject to a Company Lease except for the Company or any of the Company Subsidiaries. As of the date of this Agreement, there are not pending or, to the Knowledge of the Company, threatened, condemnation or eminent domain actions or proceedings, or any special assessments or other activities of any public or quasi-public body, with respect to any Company Lease that, individually or in the aggregate, have had and would reasonably be expected to have a Company Material Adverse Effect.

        Section 3.20    Antitakeover Statute.    Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.7, the Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Offer, the Merger or the Transactions.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

        Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

        Section 4.1    Organization.    Each of Parent and Merger Sub is a corporation organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Parent and Merger Sub has all requisite corporate power and authority and possesses all licenses, franchises, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such licenses, franchises, permits, authorizations and approvals, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        Section 4.2    Merger Sub.    Merger Sub is an indirect, wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the Transactions. Since the date of its incorporation and prior to the Effective Time, Merger Sub has not carried, and will not carry, on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

        Section 4.3    Authorization; No Conflict.

        (a)   Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by the respective Boards of Directors of Parent and Merger Sub, and, following the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which shall occur prior to Closing, no other corporate proceedings on the part of Parent or Merger Sub (including any vote of any class or series of outstanding capital stock of Parent) are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

        (b)   The respective Board of Directors of each of Parent and Merger Sub has, by resolutions duly adopted by the requisite vote of the directors present at a meeting of each such board, and not subsequently rescinded or modified in any way, approved and declared the advisability of this Agreement, the Offer, the Merger and the other Transactions.

        (c)   Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the performance or consummation by Parent or Merger Sub of the Transactions will (i) result in a violation or breach of or conflict with the certificate of incorporation, bylaws or other charter documents of Parent or Merger Sub, (ii) result in a violation or breach of or conflict with any provisions of, or result in the loss of any material benefit under or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase (including pursuant to any right of first refusal or the like) under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Parent or Merger Sub under any of the terms, conditions or provisions of any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 4.3(d) below, violate any Judgment or Law applicable to Parent or Merger Sub or any of their respective properties or assets other than any such event or events described in items (i), (ii) or (iii) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. The copies of the certificate of incorporation and bylaws of Merger Sub that have been provided to the Company are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

        (d)   No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Parent, any Parent Subsidiary or Merger Sub in connection with Parent's or Merger Sub's execution and delivery of this Agreement or the consummation by Parent or Merger Sub of the Transactions, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) compliance with the HSR Act and any applicable foreign Antitrust Laws, (iii) the filing with the SEC of the Offer Documents and such reports under Sections 13 or 16 of the Exchange Act, as may be required in connection with this Agreement and the Transactions, (iv) compliance with the rules of The NASDAQ Stock Market LLC, (v) compliance with the "blue sky" laws of various states, and (vi) such consents, approvals, orders, authorizations, registrations, declarations or filings, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        Section 4.4    Information Supplied.    None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement (if any) will, at the date it is first mailed to the holders of Shares or at the time of the Company Stockholders Meeting (if such a meeting is held), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents.

        Section 4.5    Availability of Funds.    Parent has available and will have available through the expiration of the Offer and the Effective Time, cash and cash equivalents sufficient to pay for all of the Shares pursuant to the Offer and consummate the Merger and the other Transactions.

        Section 4.6    Broker's or Finder's Fees.    Except for Goldman Sachs & Co., no agent, broker, investment banker, or similar Person or firm acting on behalf of Parent, Merger Sub or any Parent Subsidiary or under Parent's, Merger Sub's or any Parent Subsidiary's authority is or will be entitled to any advisory, commission or broker's or finder's fee or similar fee or commission from any of the parties hereto in connection with any of the Transactions.

        Section 4.7    Ownership of Company Common Stock.    None of Parent or any of Parent's "Affiliates" or "Associates" directly or indirectly "owns," and at all times during the three-year period prior to the date of this Agreement, none of Parent or any of Parent's "Affiliates" or "Associates" directly or indirectly has "owned," beneficially or otherwise, any of the outstanding Company Common Stock, as those terms are defined in Section 203 of the DGCL.

        Section 4.8    Absence of Litigation.    There are no suits, actions, claims or legal, administrative, arbitration or other proceedings or governmental or regulatory investigations pending or, to the Knowledge of Parent, threatened, to which Parent or Merger Sub is a party, or, to the Knowledge of Parent, that materially affects the assets of Parent or Merger Sub, except, individually or in the aggregate, as have not had and would not reasonably be expected to have a Parent Material Adverse Effect. None of Parent or its Subsidiaries is subject to any Judgments that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect.

        Section 4.9    Other Agreements or Understandings.    Parent has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, Merger Sub, or any Affiliate of Parent, on the one hand, and any member of the board of directors or management of the Company.

        Section 4.10    No Additional Representations.

        (a)   Parent and Merger Sub each acknowledges and agrees that it and its representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company and the Company Subsidiaries which it and its representatives have desired or requested to review, and that it and its representatives have had full opportunity to meet with the management of the Company and the Company Subsidiaries and to discuss the business and assets of the Company and the Company Subsidiaries.

        (b)   Parent and Merger Sub each acknowledges that neither the Company nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company and the Company Subsidiaries furnished or made available to Parent or Merger Sub and their representatives except as expressly set forth in this Agreement (which includes the Company Disclosure Letter and the Company SEC Reports), and neither the Company nor any other Person shall be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the Company's making available to Parent or Merger Sub or Parent's or Merger Sub's use of such information, or any information, documents or material made available to Parent or Merger Sub in the due diligence materials provided to Parent or Merger Sub, including in the "data room," management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company makes no representation or warranty to Parent or Merger Sub with respect to any financial projection or forecast relating to the Company or any of the Company's Subsidiaries.

ARTICLE 5
CONDUCT OF BUSINESS

        Section 5.1    Conduct of Business by the Company Pending the Acceptance Time.    The Company covenants and agrees that during the period commencing on the date of this Agreement and ending at the Acceptance Time or such earlier date as this Agreement may be terminated in accordance with its terms (the "Pre-Closing Period"), unless in the case of each of Sections 5.1(a) and 5.1(b) below, (1) Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or (2) such action is expressly permitted or required pursuant to this Agreement (including Section 5.1 of the Company Disclosure Letter):

        (a)   The Company and the Company Subsidiaries shall use their respective commercially reasonable efforts to (i) conduct their business in the Ordinary Course of Business and (ii) maintain and preserve intact the material aspects of their respective business organizations, to maintain their significant beneficial business relationships with material suppliers, contractors, distributors, customers, licensors, licensees and others having material business relationships with them, to retain the services of their present Key Employees and to comply in all material respects with all applicable Laws and the requirements of all Material Contracts.

        (b)   Without limiting the generality of the foregoing Section 5.1(a), but subject to the limitations and qualifications set forth in the introduction to this Section 5.1, the Company shall not, and shall not permit any of the Company Subsidiaries to, do any of the following:

    (i)
    other than in Ordinary Course of Business, acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses that are material to the Company and the Company Subsidiaries taken as a whole;

    (ii)
    sell, lease or otherwise transfer, or create or incur any Lien on, any of the Company's or Company Subsidiaries' assets, securities, properties, interests or businesses outside of the Ordinary Course of Business that, in any such case, would be material in the aggregate to the Company and the Company Subsidiaries, taken as a whole;

    (iii)
    amend or publicly propose to amend its certificate of incorporation or bylaws or, in the case of the Company Subsidiaries, their respective charter and other constitutional documents;

    (iv)
    declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock;

    (v)
    purchase, redeem or otherwise acquire, or authorize or agree to purchase, redeem or acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than (A) from holders of Options in full or partial payment of the exercise price and any applicable Taxes payable by such holder upon exercise of Options to the extent required or permitted under the terms of such Options or (B) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to the Company or any of the Company Subsidiaries;

    (vi)
    split, combine, subdivide or reclassify its outstanding securities;

    (vii)
    except as provided in clause (ix) below, and except for Shares issuable upon the exercise or conversion of Options outstanding on the date of this Agreement or upon the conversion of the Convertible Notes, exercise of the Top-Up Option, the vesting of Restricted Stock awards, restricted stock units and deferred stock units granted prior to the execution of this Agreement, or pursuant to the Stock Plans, and with respect to Parent's and Merger Sub's participation in the Transactions, issue, sell, grant, dispose of, pledge or otherwise encumber or authorize, publicly propose or agree to the issuance, sale or disposition by the Company or any of the Company Subsidiaries of, any shares of, or any options, warrants, calls, commitments or rights or any other agreements to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any voting securities or equity interests or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date of this Agreement;

    (viii)
    incur any indebtedness for borrowed money (other than trade payables) or guarantee any such indebtedness (other than letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business) or enter into a "make well" or similar agreement or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any Company Subsidiaries;

    (ix)
    except as required by Law or agreements, plans or arrangements existing on the date hereof, (A) grant or increase any severance or termination pay to any current or former director, employee, agent or consultant of the Company or any Company Subsidiary, except in the Ordinary Course of Business (B) execute any employment, consultancy, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such director, employee, agent or consultant of the Company or any Company Subsidiary, except in the Ordinary Course of Business (C) increase the benefits payable beyond the level of any existing severance or termination pay practices or employment agreements (D) increase the compensation, bonus or other benefits of any current or former director, employee, agent or consultant of the Company or any Company Subsidiary other than in the Company's Ordinary Course of Business, (E) adopt or establish any new employee benefit plan or amend any existing employee benefit plan (F) provide any material benefit to a current or former director, employee, agent or consultant of the Company or any Company Subsidiary not required by any existing agreement, employee benefit plan, or the Transactions (G) provide for the grant of Options, Restricted Stock, Restricted Share Units, deferred stock units or any other equity-based compensation awards beyond the level of existing Stock Plans or (H) enter into any collective bargaining agreement or other labor agreement;

    (x)
    make, change or rescind any material Tax election other than as required by GAAP or applicable Law, change any annual tax accounting period, adopt or change any material method of tax accounting, amend any material Tax Returns or file claims for material Tax refunds, enter into any material closing agreement, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, or settle or compromise any material Tax claim, audit or assessment;

    (xi)
    settle or compromise any litigation or other legal proceedings material to the Company and the Company Subsidiaries taken as a whole, other than any settlement or compromise where the amount paid or to be paid by the Company or any Company Subsidiary (A) is covered by insurance coverage maintained by the Company or a Company Subsidiary, (B) is less than or equal to the amount reserved therefor or reflected on the balance sheet included in the Company Financial Statements, (C) is less than or equal to $1,000,000 individually or $2,000,000 in the aggregate, or (D) is comprised of any combination of the foregoing;

    (xii)
    make or commit to make capital expenditures in excess of $5,000,000 in the aggregate for the Company and the Company Subsidiaries, taken as a whole;

    (xiii)
    other than in connection with actions permitted by Section 5.1(b)(i), 5.1(b)(ii) or Section 5.1(b)(xii), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the Ordinary Course of Business;

    (xiv)
    enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts the Company or any Company Subsidiary, or upon completion of the Transactions, Parent, Merger Sub or any of their respective Subsidiaries, from engaging or competing in any line of business or in any geographic area material to either the Company and the Company Subsidiaries, taken as a whole, or, upon completion of the Transactions, Parent, Merger Sub and their respective Subsidiaries, taken as a whole;

    (xv)
    enter into any material lease or sublease of real property (whether as lessor, sublessor, lessee or sublessee) or materially modify, materially amend, terminate or fail to exercise any right to renew any Company Lease;

    (xvi)
    except as required by applicable Law or the Transactions, amend, modify or terminate any Material Contract, or knowingly waive, release or assign any rights, claims or benefits under any Material Contract, which amendment, modification, termination, waiver, release or assignment would be outside of the Ordinary Course of Business or would be or is reasonably expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, or enter into any new Contract that, if entered into prior to the date of this Agreement, would constitute a Material Contract;

    (xvii)
    engage in any material business activity outside of the pharmaceutical industry;

    (xviii)
    fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies, in each case to the extent available for a reasonable cost;

    (xix)
    take any action that would cause any employment compensation, severance or other employee benefit arrangement to which the Company or any Company Subsidiary is a party, or payments made or to be made or benefits granted or to be granted by the Company or any Company Subsidiary according to such an arrangement, to fail to satisfy the requirements of the non-exclusive safe harbor in Rule 14d-10(d)(2) under the Exchange Act;

    (xx)
    change the Company's methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants; or

    (xxi)
    take or fail to take any action that would reasonably be expected to result in any of the Offer Conditions not being satisfied or prevent or materially delay or impede the consummation of the Transactions contemplated by this Agreement, except as permitted under Section 6.8;

    (xxii)
    agree or commit to take any of the actions precluded by Section 5.1(b).

        Section 5.2    Conduct of Business by Parent and Merger Sub Pending the Merger.    Parent and Merger Sub agree that, between the date of this Agreement and the Effective Time, except as contemplated by this Agreement, they shall not, directly or indirectly, without the prior written consent of the Company, take or cause to be taken any action that would reasonably be expected to materially delay, impair or prevent the consummation of the transactions contemplated by this Agreement, or propose, announce an intention, enter into any agreement or otherwise make a commitment to take any such action, provided that nothing in this Section 5.2 shall preclude Parent or Merger Sub from exercising any rights under this Agreement, including the right to terminate this Agreement in accordance with the provisions of Section 8.1.

 ARTICLE 6
ADDITIONAL AGREEMENTS

        Section 6.1    Preparation of Proxy Statement; Stockholders Meetings.

        (a)   If the adoption of this Agreement by the holders of Shares is required by Law, the Company shall, at Parent's request, as soon as practicable following the Acceptance Time, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC and its staff with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement, if a Company Stockholders Meeting is required, prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement, if a Company Stockholders Meeting is required, and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. If at any time prior to receipt of the Required Company Stockholder Vote there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall use its commercially reasonable efforts to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares as promptly as practicable after filing with the SEC and resolution of any comments thereon from the SEC or its staff.

        (b)   If the adoption of this Agreement by the holders of Shares is required by Law, the Company, acting through the Company Board, shall at Parent's request, as soon as practicable following the Acceptance Time, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of seeking the Required Company Stockholder Vote. Subject to Section 6.8, (i) the Company Board shall recommend adoption of this Agreement (the "Company Voting Proposal") by the stockholders of the Company and include such recommendation in the Proxy Statement and (ii) the Company Board shall not withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to Parent, the recommendation of the Company Board that the Company's stockholders vote in favor of the Company Voting Proposal. Subject to Section 6.8, the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Required Company Stockholder Vote and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The NASDAQ Stock Market LLC or the DGCL to obtain such approvals. Without limiting the generality of the foregoing, the Company's obligations under Section 6.1(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification of the Company Board of its approval or recommendation of this Agreement, the Offer or the Merger. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company Stockholders Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company's stockholders, (B) if as of the time for which the Company Stockholder's Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting, or (C) for the purpose of soliciting additional proxies. Notwithstanding the foregoing, if Parent, Merger Sub and any other Parent subsidiary shall collectively acquire at least 90% of the outstanding Shares, Parent and Merger Sub shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable (and in any event within five (5) Business Days) after the expiration of the Offer without a stockholders meeting in accordance with Section 253 of the DGCL.

        (c)   At the Company Stockholders Meeting, if the same is required, Parent shall cause all Shares purchased pursuant to the Offer and all other Shares beneficially owned by Parent, Merger Sub or any Parent Subsidiary to be present so as to be counted for quorum purposes and voted in favor of the adoption of this Agreement.

        Section 6.2    Employee Benefits Matters.

        (a)   From and after the Effective Time, Parent shall honor and shall cause the Surviving Corporation to honor all Employee Benefit Plans of the Company (excluding the Stock Plans to be terminated at the Effective Time in accordance herewith) and all employment, severance and termination plans and agreements, in each case in accordance with their terms as in effect immediately before the Effective Time. For a period of eighteen (18) months following the Effective Time, Parent shall provide, or shall cause to be provided, to each employee of the Company and the Company Subsidiaries as of the Effective Time ("Company Employees"): (i) an annual base salary, bonus, commissions, annual and long-term cash incentive opportunity in an aggregate amount equal to or greater than the aggregate amount of such employee's annual base salary, bonus, commissions, annual and long-term cash incentive opportunity and the value of equity-based compensation provided to such employees immediately before the Effective Time, and (ii) employee benefits (other than equity-based compensation) that are substantially comparable, in the aggregate, to the benefits provided to such employee immediately before the Effective Time.

        (b)   For purposes of vesting, eligibility to participate, level of benefits, and benefits accrual (other than vesting under any incentive plan and accrual under any defined benefit pension plan) under the employee benefit plans of Parent and the Company Subsidiaries providing benefits to any Company Employees after the Effective Time (the "New Plans"), each Company Employee shall, subject to applicable Law, be credited with his or her years of service with the Company and the Company Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Employee Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans except to the extent any waiting time in effect under the comparable Employee Benefit Plan in which such Company Employee participated immediately prior to the Effective Time would not have been satisfied, and (ii)(A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the Employee Benefit Plan in which such Company Employee participated immediately prior to the Effective Time and (B) Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Employee Benefit Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

        (c)   If any Company Employee (who is not otherwise a party to an agreement providing for severance benefits) is terminated during the first eighteen months following the Effective Time under circumstances under which such Company Employee would have received severance benefits under the

Company's severance practices as of the date of this Agreement (the "Company Severance Practices"), Parent shall, or shall cause the Surviving Corporation to, provide such Company Employee with severance benefits that are equal to the severance benefits that would have been paid to such Company Employee under the Company Severance Practices as in existence on the date of this Agreement; provided that Parent may condition such Company Employee's entitlement to such severance benefits on such Company Employee's execution of a release of claims in favor of Parent, the Company, the Company Subsidiaries and their respective Affiliates. Company's Section 6.2(c) of the Company Disclosure Letter sets forth a description of the Company's Severance Practices.

        (d)   Nothing in this Agreement shall modify or amend any Employee Benefit Plan of the Company or other agreement, plan, program, or document unless this Agreement explicitly states that the provision "amends" such Employee Benefit Plan of the Company or other agreement, plan, program, or document. Nothing in this Section 6.2 shall obligate Parent to employ any person for any period of time after the Effective Time, and this Section 6.2 shall not be construed to limit the ability of Parent to alter the terms and conditions of, or terminate, the employment of any person (other than with respect to compensation and benefits as provided expressly in this Section 6.2). Without limiting the generality of Section 9.6(b), nothing in this Section 6.2 shall be construed as giving any Person (including any Company Employee or dependent or beneficiary thereof) any right, remedy or claim under or in respect of this Section 6.2.

        (e)   Notwithstanding anything to contrary contained herein, prior to the Effective Time, the Company shall amend or cause to be amended any tax-qualified defined contribution plan that it maintains (collectively, the "Company Retirement Plans") to provide that (i) account balances of the Company Employees who participate in the Company Retirement Plans be fully and immediately vested and nonforfeitable as of the Effective Time and (ii) any distributions from the Company Retirement Plans that become due and payable after the Closing will be made in cash, and not in employer securities. Immediately prior to the Effective Time, the Company shall terminate or shall cause the termination of the Company Retirement Plans in compliance with applicable Laws so long as such termination would not violate the terms of such Company Retirement Plan; provided, however, that (x) such Company Retirement Plan terminations may be made contingent upon the consummation of the Transactions contemplated by this Agreement, and (y) the Parent may by written notice to the Company at least ten (10) Business Days before the Closing direct that the Company shall not terminate before the Closing any Company Retirement Plan that has a Code Section 401(k) feature. Except as required by applicable Laws or the terms of the Company Retirement Plans, the Company shall not be required to make any distributions from any Company Retirement Plans before the Company receives a favorable determination letter from the IRS as to the tax-qualified status of such Company Retirement Plans on termination. Parent shall cause a tax-qualified defined contribution plan established or maintained by Parent or an Affiliate (the "Parent Retirement Plan") to accept eligible rollover distributions (as defined in Section 402(c)(4) of the Code) by Company Employees with respect to account balances distributed to them as described above. Participants in the Company Retirement Plans who continue employment with the Parent or any Subsidiary of Buyer may elect to make a direct rollover to a Parent Retirement Plan. To the extent the rollover of loans is permitted under the Company Retirement Plans, rollovers of outstanding loans under such plan will be permitted. The distribution and rollover described in this Section 6.2(b) shall comply with applicable Laws, and the Company and Parent shall make all filings and take any actions required of such party by applicable Laws in connection therewith.

        Section 6.3    Antitrust Filings.

        (a)   The Company, Parent and Merger Sub shall each, as promptly as practicable after the date of this Agreement, file or cause to be filed with the Federal Trade Commission (the "FTC"), the United States Department of Justice (the "DOJ") and any comparable foreign antitrust or competition authority any notifications required to be filed under the HSR Act or comparable foreign Antitrust Laws with respect to the Transactions.

        (b)   Subject to the terms hereof, Parent, Merger Sub and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective commercially reasonable efforts (i) to obtain any government clearances or approvals required for Closing under the HSR Act and other applicable Antitrust Laws, (ii) to respond to any government requests for information under any Antitrust Law, (iii) to contest and resist any action, including any legislative, administrative or judicial action, and (iv) to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or any other Transaction under any Antitrust Law.

        (c)   The parties agree not to extend directly or indirectly any waiting period under the HSR Act or any applicable foreign Antitrust Law or enter into any agreement with a Governmental Authority to delay or not to consummate the Offer, the Merger and the other Transactions, except with the prior written consent of the other parties hereto. Each of Parent and Merger Sub and the Company shall (i) promptly notify the other party of any written communication to that party from any Governmental Authority with respect to the HSR Act or any other Antitrust Law and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any such Governmental Authority and incorporate the other party's reasonable comments, (ii) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement, the Offer, the Merger or the other Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend, and (iii) furnish the other party with copies of all correspondence, filings and written communications between them and their affiliates and their respective representatives on one hand, and any such Governmental Authority or its staff on the other hand, with respect to this Agreement, the Offer, the Merger and the other Transactions.

        Section 6.4    Public Statements.    Subject to Section 6.8, the Company and Parent shall use commercially reasonable efforts to consult with each other prior to issuing, and to provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Transactions, except as may be required by Law or any listing agreement with a national securities exchange or trading market; provided, however, that these restrictions shall not apply to any Company communications regarding either (a) a Takeover Proposal that the Company Board determines in good faith (after consultation with the Company's outside counsel and financial advisor) constitutes or is reasonably likely to lead to a Superior Proposal, or (b) a Company Adverse Recommendation Change. The parties shall issue a joint press release, mutually acceptable to the Company and Parent, promptly upon execution and delivery of this Agreement.

        Section 6.5    Standard of Efforts.    Except as otherwise specified herein, each of the Company, Parent and Merger Sub agrees to use its commercially reasonable efforts to take, or cause to be taken (and Parent shall cause Merger Sub to take or cause to be taken), all action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable, the Offer, the Merger and the other Transactions, including (i) obtaining all consents, approvals, authorizations and actions or nonactions required for the consummation by the parties hereto of the Offer, the Merger and the other Transactions (including any required or recommended filings under applicable Antitrust Laws), (ii) the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental Authority, (iii) the obtaining of all necessary consents from third parties and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. The Company, Parent and Merger Sub agree that they shall consult with each other with respect to the obtaining of all such necessary permits, consents, approvals and authorizations of all third parties and Governmental Authorities.

        Section 6.6    Notification of Certain Matters.    Prior to the Acceptance Time, the Company shall provide prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall provide prompt notice to the Company, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Acceptance Time, (b) (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iii) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any Company Subsidiaries or Parent and any Company Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement; or (c) any material failure of Parent and Merger Sub or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice.

        Section 6.7    Access to Information; Confidentiality.

        (a)   During the Pre-Closing Period, the Company shall afford, and shall cause the Company Subsidiaries and the officers, directors and employees of the Company and the Company Subsidiaries to afford, the officers, employees and agents of Parent and Merger Sub reasonable access during normal business hours upon reasonable written notice and in a manner that does not unreasonably disrupt or interfere with business operations, to the Company's and the Company Subsidiaries' officers, employees, properties, facilities, books, records, correspondence (in each case, whether in physical or electronic form), contracts and other assets as Parent shall reasonably request, and shall promptly furnish Parent and Merger Sub (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of Federal or state securities Laws and a copy of any communication received by the Company from the SEC concerning compliance with securities laws with respect to matters unrelated to the Transactions and (ii) all other information concerning its and the Company Subsidiaries' business, properties and personnel, in each case (A) as Parent through its officers, employees or agents may reasonably request, (B) that are in the possession, custody or control of the Company or any Company Subsidiary, and (C) the disclosure of which would not violate any Law, cause to be waived the attorney-client privilege or other similar privilege with respect to any material matter, result in the disclosure of any trade secrets of third parties or violate any obligation of the Company or any Company Subsidiary with respect to confidentiality. Parent, Merger Sub and their respective officers, employees and agents will hold any such information that is non-public in confidence in accordance with the Confidentiality Agreement. No additional investigations or disclosures shall affect the Company's representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent and Merger Sub pursuant to this Agreement.

        (b)   Until the Effective Time, the provisions of the Confidentiality Agreement dated May 29, 2008 between Parent and the Company (the "Confidentiality Agreement") shall remain in full force and effect in accordance with its terms.

        Section 6.8    No Solicitation.

        (a)   The Company and the Company Subsidiaries shall, and shall cause their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, "Representatives") to, (i) immediately cease and cause to be terminated any discussions or negotiations that commenced prior to the date of this Agreement with respect to a Takeover Proposal and (ii) promptly request that all such Persons with whom the Company had discussions or negotiations regarding a Takeover Proposal during the prior year return or destroy all copies of confidential information previously provided to such parties by the Company, the Company Subsidiaries or Representatives.

        (b)   Except as set forth in this Section 6.8, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the Company Subsidiaries and their respective Representatives not to, nor shall it authorize or permit any Representative to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage the submission of any Takeover Proposal, (ii) enter into any agreement, agreement-in-principle or letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other instrument relating to a Takeover Proposal, or (iii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any non-public information for the purpose of encouraging or facilitating, any Takeover Proposal; provided, however, that (A) the Company may refer any third party to this Section 6.8 and (B) if in response to a bona fide written Takeover Proposal made after the date of this Agreement that did not result from a breach of this Section 6.8, and subject to compliance with Section 6.8(c), the Company Board determines in good faith (after consultation with the Company's outside counsel and financial advisor) that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal, then the Company may at any time prior to the Acceptance Time (but in no event after such time) do any or all of the following: (X) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Takeover Proposal and its Representatives, but only pursuant to a confidentiality agreement (a copy of which shall be provided, promptly after its execution, for informational purposes only to Parent) with terms no less favorable to the Company than those contained in the Confidentiality Agreement (except that such confidentiality agreement shall contain additional provisions that expressly permit the Company to comply with the provisions of Section 6.8(c)), provided that prior to or concurrently with its delivery to such Person, the Company delivers or makes available to Parent all such information not previously provided to Parent; or (Y) participate or engage in discussions or negotiations (including the solicitation of revised Takeover Proposals) with such Person and its Representatives and its potential financing sources regarding such Takeover Proposal. The Company shall not take any of the actions referred to in the immediately preceding sentence unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company shall be deemed to be in breach of the provisions of this Section 6.8 upon the breach of any such provisions by the Company Subsidiaries or the Company's Representatives.

        (c)   The Company shall as promptly as practicable, and in no event later than one Business Day after receipt, advise Parent orally and in writing of the Company's receipt of any written Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such Takeover Proposal and the material terms and conditions of such Takeover Proposal (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such Takeover Proposal), and thereafter shall promptly keep Parent reasonably informed of all material developments affecting the status and terms of any such Takeover Proposal (and the Company shall promptly (but in no event later than one Business Day after receipt) provide to the Parent copies of all correspondence and written materials that describe any terms or conditions of or otherwise relate to the Takeover Proposal received by the Company from the Person making such Takeover Proposal or such Person's Representatives).

        (d)   Except as set forth in this Section 6.8, neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, the Board Recommendation or (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (it being understood that taking a neutral position or no position with respect to any Takeover Proposal that is a tender offer after ten (10) Business Days after the commencement of such tender offer shall be considered an adverse modification) (any action described in clause (i) or (ii) being referred to as a "Company Adverse Recommendation Change"). Notwithstanding anything to the contrary set forth in this Agreement, the Company or the Company Board may, prior to the Acceptance Time, in response to a bona fide written Takeover Proposal made after the date of this Agreement that did not result from a breach of this Section 6.8 that the Company Board determines in good faith (after consultation with the Company's outside counsel and financial advisor) constitutes a Superior Proposal, (A) withdraw or modify, or publicly propose to withdraw or modify, the Board Recommendation, (B) approve or recommend, or publicly propose to approve or recommend, such Superior Proposal, or (C) enter into, after terminating this Agreement in accordance with Section 8.1(d), a binding written agreement concerning such Superior Proposal, in any such case of clauses (A), (B) or (C) only if the Company Board determines in good faith, after consulting with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law.

        (e)   Further, neither the Company nor the Company Board shall take any action referred to in clauses (A), (B) or (C) of Section 6.8(d) or terminate this Agreement pursuant to Section 8.1(d), unless the Company promptly notifies Parent, in writing at least four Business Days before taking that action, of its intention to do so and attaching the most current version of the proposed agreement under which the Superior Proposal is proposed to be consummated and the identity of the third party making the Takeover Proposal, and (iii) Parent does not make, within four Business Days after its receipt of that written notification, an offer that is at least as favorable to the stockholders of the Company as such Superior Proposal (it being understood and agreed that any material amendment to the financial or other terms of such Superior Proposal shall require a new written notification from the Company and a new four Business Day period under this Section 6.8(e)).

        (f)    Nothing in this Section 6.8 or in Section 6.4 or elsewhere in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company's stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from issuing a "stop, look and listen" statement pending disclosure of its position thereunder, or (ii) from making any disclosure to the Company's stockholders if in each case under this clause (ii) the Company Board determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law; provided, however, that in no event shall the Company Board or other committee thereof take any action prohibited by Section 6.8(d) except as permitted by the terms of Section 6.8(d) and 6.8(e).

        Section 6.9    Indemnification and Insurance.

        (a)   Parent and Merger Sub agree that all rights to advancement of expenses, indemnification and exculpation by the Company now existing in favor of each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of the Company or any Company Subsidiary (each an "Indemnified Party") as provided in the Company's certificate of incorporation or bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date of this Agreement, shall survive the Merger from the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs. The certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each Indemnified Party than are set forth in the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.

        (b)   For six (6) years after the Effective Time, to the full extent permitted under applicable Law, Parent shall cause (including by making funds available, as necessary) the Surviving Corporation (the "Indemnifying Party") to indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments or fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in respect of this Agreement and the Transactions), whether asserted or claimed prior to, at or after the Effective Time, and shall advance each Indemnified Party within twenty (20) Business Days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor any reasonable legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments or fines as such expenses are incurred, but subject to the Indemnifying Party's receipt of an unsecured undertaking, to the extent required by the DGCL, by or on behalf of the Indemnified Party to repay such expenses if it is ultimately determined that such Indemnified Party is not entitled to indemnification hereunder; provided that nothing herein shall impair any rights to indemnification of any Indemnified Party referred to in clause (a) above.

        (c)   Parent shall cause (including by making funds available, as necessary) the Surviving Corporation, as of the Effective Time, to cause the individuals who have served as officers and directors of the Company prior to the Effective Time who are then covered by the directors' and officers' liability insurance policy currently maintained by the Company (the "D&O Insurance"), to be covered under a prepaid directors' and officers' liability insurance policy on terms and conditions no less advantageous to such individuals than the Company's existing directors' and officers' liability insurance policy, for a period of not less than six (6) years after the Effective Time, but only to the extent related to actions or omissions of such officers and directors at or prior to the Effective Time (including in respect of this Agreement and the Transactions) in their capacities as such, whether asserted or claimed prior to, at or after the Effective Time; provided, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (the "Maximum Amount") to maintain or procure insurance coverage pursuant hereto; provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall procure and maintain for such six-year (6) period as much coverage as is available for the Maximum Amount. Parent shall have the right to cause coverage to be extended under the D&O Insurance by causing the Surviving Corporation to obtain a six (6) year "tail" policy on terms and conditions no less advantageous to such former directors or officers than the D&O Insurance, and such "tail" policy shall satisfy the provisions of this Section 6.9(c).

        (d)   If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9.

        (e)   The obligations of Parent and the Surviving Corporation under this Section 6.9 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.9 applies without the written consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.9 applies shall be third party beneficiaries of this Section 6.9, each of whom may enforce the provisions of this Section 6.9). Parent shall pay all expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in connection with their enforcement of their rights provided in this Section 6.9.

        (f)    The provisions of this Section 6.9 are intended to be in addition to the rights otherwise available to the current and former officers and directors of the Company by law, charter, statute, bylaw or agreement.

        Section 6.10    Section 16 Matters.    Prior to the Effective Time, the Company shall take all such steps as may be required to cause the transactions contemplated by Section 2.8 and any other dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3(d) or (e), as applicable, under the Exchange Act (in accordance with that certain SEC No-Action Letter to Skadden, Arps, Slate, Meagher & Flom LLP, dated January 12, 1999 issued by the SEC regarding such matters).

        Section 6.11    Rule 14d-10(d).    Prior to the Acceptance Time, the Company (acting through its Compensation Committee, composed solely of "independent directors" in accordance with the requirements of Rule 14d-10(d)(2) of the Exchange Act and the instructions thereto) shall take all such steps as may be required to cause each employment compensation, severance and employee benefit agreement, arrangement or understanding entered into by the Company or any of the Company Subsidiaries on or after the date of this Agreement with any of its directors or employees pursuant to which consideration is paid to such director or employee to satisfy the requirements of the non-exclusive safe-harbor set forth in Rule 14d-10(d)(2) of the Exchange Act.

        Section 6.12    Convertible Notes.

        (a)   The Company shall use commercially reasonable efforts to provide, or shall use commercially reasonable efforts to cause to be provided, in accordance with the applicable provisions of the Indenture, to the trustee under the Indenture and to each Holder (as defined in the Indenture), any notices and announcements required by the Indenture in connection with the Transactions, which must be in form and substance reasonably acceptable to Parent.

        (b)   The Company or the Surviving Corporation, as applicable, shall:

    (i)
    take all such further actions as may be necessary to comply with all of the terms and conditions of the Indenture in connection with the Transactions, including, but not limited to, (A) executing any supplemental indenture, (B) conducting any offer to repurchase the Convertible Notes and (C) other such actions required in connection with (A) or (B); and

    (ii)
    take such other actions with respect to the Convertible Notes or Indenture as reasonably requested by Parent, so long as Parent pays the Company or the Surviving Corporation, as applicable, for the costs related to such actions.

        Section 6.13    Credit Facility.    The Company or the Surviving Corporation, as applicable, shall, unless directed otherwise by Parent, take such reasonable action as may be required to maintain its existing senior secured credit agreement dated September 18, 2006 among the Company, UBS Securities LLC and LaSalle Bank National Association as lead arrangers, UBS AG, Stamford Branch as issuing bank, administrative agent and collateral agent, Regents Bank, Fifth Third Bank and Bank of America, N.A. as co-documentation agents and UBS Loan Finance LLC as swingline lender (the "Credit Facility"), including obtaining any actions, consents, approvals or waivers from the parties to the Credit Facility.

        Section 6.14    State Takeover Laws.    If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation is or may become applicable to any Transaction, the parties shall use commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such lawful actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such Transaction, subject to required compliance therewith.

        Section 6.15    Financing.    The Company shall, at Parent's sole cost and expense, use its commercially reasonable efforts to cooperate with Parent in its efforts to consummate the financing of the Transactions. Such commercially reasonable efforts shall include, to the extent reasonably requested by Parent and at Parent's sole cost and expense, (a) providing direct contact between prospective lenders and the officers and directors of the Company and Company Subsidiaries, (b) providing assistance in preparation of confidential information memoranda, preliminary offering memoranda, financial information and other materials to be used in connection with obtaining such financing, (c) cooperation with the marketing efforts of Parent and its financing sources for such financing, including participation in management presentation sessions, "road shows" and sessions with rating agencies, (d) providing assistance in obtaining any consents of third parties necessary in connection with such financing, (e) providing assistance in extinguishing existing indebtedness of the Company and Company Subsidiaries and releasing Liens securing such indebtedness, in each case to take effect at the Effective Time, (f) cooperation with respect to matters relating to pledges of collateral to take effect at the Effective Time in connection with such financing, (g) assisting Parent in obtaining legal opinions to be delivered in connection with such financing, (h) assisting Parent in securing the cooperation of the independent accountants of the Company and Company Subsidiaries, including with respect to the delivery of accountants' comfort letters, and (i) providing the financial information necessary for the satisfaction of the obligations and conditions set forth in the commitment letter relating to such financing within the time periods required thereby.

        Section 6.16    Stock Exchange De-listing.    Prior to the Effective Time, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ Stock Market LLC to enable the de-listing by the common stock of the Surviving Corporation from the NASDAQ Stock Market LLC and the deregistration of the common stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Effective Time.

ARTICLE 7
CONDITIONS

        Section 7.1    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

        (a)   Stockholder Approval.    If required by Law, this Agreement shall have been duly adopted at the Company Stockholder Meeting by the Required Company Stockholder Vote.

        (b)   No Injunctions or Restraints.    No Judgment issued by a court of competent jurisdiction or by a Governmental Authority, nor any Law or other legal restraint or prohibition, shall be in effect that would make the Merger illegal or otherwise prevent or prohibit the consummation thereof; provided, that prior to invoking this Section 7.1(b), each party shall use its commercially reasonable efforts to have any such Judgment or other legal restraint or prohibition lifted.

        (c)   Completion of the Offer.    Parent or Merger Sub shall have accepted for payment and paid for all Shares validly tendered and not withdrawn pursuant to the Offer.

        Section 7.2    Failure of Conditions.    None of the Company, the Parent or the Merger Sub may rely on the failure of any condition set forth in Section 7.1 to be satisfied to excuse performance by such party of its obligations hereunder, if such failure was caused by such party's failure to act in good faith and in compliance with the terms of this Agreement and the Offer.

ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER

        Section 8.1    Termination.    This Agreement may be terminated and the Offer, Merger and other Transactions may be abandoned as follows:

        (a)   by mutual written consent of Parent, Merger Sub and the Company at any time prior to the Acceptance Time; or

        (b)   by either the Company or Parent as follows:

    (i)
    if the Acceptance Time shall not have occurred on or before March 31, 2009 (the "Walk Away Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party if the failure of the Acceptance Time to occur on or before the Walk Away Date was caused by or resulted from the failure of such party (or any Affiliate of such party) to fulfill any of its obligations under this Agreement; or

    (ii)
    if any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or Law or other legal restraint or prohibition, in each case making the consummation of the Offer or Merger illegal or permanently restraining, enjoining or otherwise preventing the consummation thereof shall be in effect and shall have become final and nonappealable; provided that the party seeking the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used commercially reasonable efforts to resist, lift or resolve such Judgment, Law or other legal restraint and the right to terminate pursuant to this Section 8.1(b)(ii) shall not be available if the issuance of such Judgment, legal restraint or prohibition was caused by or resulted from the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant in this Agreement required to be performed by such party (or any Affiliate of such party); or

        (c)   by Parent, prior to the purchase of any Shares pursuant to the Offer, if there shall have occurred a Company Adverse Recommendation Change; or

        (d)   by the Company, if each of the following conditions is satisfied:

    (i)
    the Company has complied with the terms of this Agreement and has not breached Section 6.8(e) and has not materially breached Section 6.8 (other than Section 6.8(e));

    (ii)
    the Company has received a Takeover Proposal that the Company Board has determined in good faith (after consultation with the Company's outside counsel and financial advisor) constitutes a Superior Proposal;

    (iii)
    the Company has paid to Parent any amounts due pursuant to Section 8.3(b)(ii) in accordance with the terms and at the times specified therein;

    (iv)
    the Company Board concurrently with such termination approves, and the Company concurrently with such termination enters into, a definitive agreement providing for the implementation of such Superior Proposal; or

        (e)   by Parent, prior to the purchase of any Shares pursuant to the Offer, if the Company shall have materially breached Section 6.8; or

        (f)    by Parent, prior to the purchase of any Shares pursuant to the Offer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in clauses 2(c) or 2(d) of Annex A not to be satisfied, and (ii) shall not have been cured within twenty (20) days following receipt by the Company of written notice of such breach or failure to perform from Parent; provided that neither Parent nor Merger Sub is then in material breach of any representation, warranty or covenant under this Agreement; or

        (g)   by the Company, prior to the purchase of any Shares pursuant to the Offer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, which breach or failure to perform shall have had or is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect and shall not have been cured within twenty (20) days following receipt by Parent of written notice of such breach or failure to perform from the Company; provided that the Company is not then in material breach of any representation, warranty or covenant under this Agreement; or

        (h)   by the Company (A) if, for any reason, Merger Sub shall have failed to commence the Offer by the date that is ten (10) Business Days after the date of this Agreement, or (B) upon two (2) Business Days notice to Parent, if, for any reason, Merger Sub shall have breached its obligation hereunder to purchase all Shares validly tendered (and not withdrawn) as of the expiration of the Offer (as it may be extended).

The party desiring to terminate this Agreement shall deliver written notice of such termination to the other party, setting forth in such notice the provision of this Section 8.1 pursuant to which such party is terminating this Agreement.

        Section 8.2    Effect of Termination.    Upon the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void except for the provisions of (a) this Section 8.2, (b) Section 8.3 (Fees and Expenses) and (c) Article 9 (General Provisions), which shall survive such termination; provided that nothing herein shall relieve any party from liability for any willful breach of this Agreement (including, in the case of a breach by Parent or Merger Sub, damages, to the extent proven, based on the consideration payable to the stockholders, optionholders and holders of restricted stock of the Company as contemplated by this Agreement). The Confidentiality Agreement shall not be affected by the termination of this Agreement and shall continue in full force and effect in accordance with its terms.

        Section 8.3    Fees and Expenses.

        (a)   Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated.

        (b)   The Company shall pay Parent a termination fee of $25,000,000.00 (the "Termination Fee"), in the event that this Agreement is terminated:

    (i)
    by Parent pursuant to Section 8.1(c);

    (ii)
    by the Company pursuant to Section 8.1(d);

    (iii)
    by Parent pursuant to Section 8.1(e) or by either Parent or the Company pursuant to Section 8.1(b)(i), so long as, in either such case, (A) before the date of such termination, a Takeover Proposal shall have been publicly announced or otherwise been communicated to the Company Board or the holders of Company Common Stock and (B) within twelve (12) months after the date of termination, the Company shall have entered into a definitive agreement for any Takeover Proposal or recommended to holders of Company Common Stock a Takeover Proposal (regardless of whether made before or after the termination of this Agreement); or

    (iv)
    by Parent pursuant to Section 8.1(f) as a result of a willful breach of representations, warranties, covenants or agreements by the Company, so long as (A) before the date of such termination, a Takeover Proposal shall have been publicly announced or otherwise been communicated to the Company Board or the holders of Company Common Stock and (B) within twelve (12) months after the date of termination, the Company shall have entered into a definitive agreement for any Takeover Proposal or recommended to holders of Company Common Stock a Takeover Proposal (regardless of whether made before or after the termination of this Agreement);

provided, however, that, for purposes of this Section 8.3(b), all references to "20%" in the definition of "Takeover Proposal" shall be deemed to be references to "50%." Any fee due under Section 8.3(b)(i) shall be paid to Parent by wire transfer of same-day funds within two (2) Business Days after the date of termination of this Agreement. Any fee under Section 8.3(b)(ii) shall be paid to the Parent by wire transfer of same-day funds concurrently with the termination. Any fee due under Section 8.3(b)(iii) or (iv) shall be paid to Parent by wire transfer of same-day funds within two (2) Business Days after the date on which the applicable event referenced therein occurs.

        (c)   The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Payment of the fees described in this Section 8.3 shall be in lieu of damages incurred in the event of a breach of this Agreement and shall constitute the sole and exclusive remedy of the Parent and Merger Sub in connection with any termination of this Agreement for which such fees are payable; provided, that the foregoing limitation of remedies shall not apply in the event of a willful breach by the Company of this Agreement, except where such willful breach gives rise to the termination of this Agreement by Parent pursuant to Section 8.1(f) (in which event the Termination Fee payable under section 8.3(b)(iv) shall if paid constitute the sole and exclusive remedy of the Parent and Merger Sub.)

        Section 8.4    Amendment.    Subject to Section 1.3(c), this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement and the Transactions by the respective Boards of Directors or stockholders of the parties hereto; provided, however, that after any such adoption by the holders of Shares, no amendment shall be made that, by applicable Law, requires further approval of such stockholders, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        Section 8.5    Waiver.    Subject to Section 1.3(c), at any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        Section 8.6    Procedure for Termination, Amendment, Extension or Waiver.    A termination of this Agreement pursuant to Section 8.1, an amendment, modification or supplement of this Agreement pursuant to Section 8.4 or an extension or waiver of this Agreement pursuant to Section 8.5 shall, in order to be effective, require, in the case of Merger Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

ARTICLE 9
GENERAL PROVISIONS

        Section 9.1    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

    if to the Company:

    Sciele Pharma, Inc.
    Five Concourse Parkway Suite 1800
    Atlanta, Georgia 30328
    Attn: General Counsel
    Facsimile: (678) 992-1043

    with a copy to:

    Paul, Hastings, Janofsky & Walker LLP
    600 Peachtree Street, NE, Suite 2400
    Atlanta, Georgia 30308-2222
    Attn: W. Tinley Anderson, III
    Facsimile: (404) 685-5215

    if to Parent or Merger Sub:

    Shionogi & Co., Ltd.
    1-8 Doshomachi 3-Chome
    Chuo-Ku, Osaka 541-0045
    Japan

    Attn: Shinya Matsuzawa, General Manager of Legal Department (for Parent)
    Attn: Shinya Matsuzawa, Secretary (for Merger Sub)
    Facsimile: +(81)-(6)-6202-0886

    with a copy to:

    Davis Polk & Wardwell
    450 Lexington Avenue New York, NY 10017
    Attn: Theodore A. Paradise
    Attn: Michael Davis
    Facsimile: (212) 450-3800

        Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

        Section 9.2    Nonsurvival of Representations, Warranties and Agreements.    None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article 2, Section 6.2, Section 6.9 and Article 9.

        Section 9.3    Interpretations.    When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        Section 9.4    Governing Law; Jurisdiction; Waiver of Jury Trial.

        (a)   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware without regard to the conflict or choice of laws provisions thereof that would give rise to the application of the domestic substantive law of any other jurisdiction.

        (b)   Each of the parties to this Agreement (i) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the Transactions in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.1. Nothing in this Section 9.4, however, shall affect the right of any party to serve legal process in any other manner permitted by Law.

        (c)   Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the Transactions.

        Section 9.5    Counterparts; Facsimile Transmission of Signatures.    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or other electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or .pdf transmission.

        Section 9.6    Assignment; No Third Party Beneficiaries.

        (a)   This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

        (b)   Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof. Notwithstanding the foregoing, from and after the Acceptance Time, Section 2.5 and Section 2.7 (with respect to which holders of Company Common Stock shall be third party beneficiaries) and Section 6.9 (with respect to which the Indemnified Parties shall be third party beneficiaries) are for the benefit of the Persons named therein and such Persons may specifically enforce such provisions.

        Section 9.7    Severability.    If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

        Section 9.8    Entire Agreement.    This Agreement (including the Company Disclosure Letter, the Exhibits hereto and the documents and instruments referred to herein that are to be delivered at Closing) and the Confidentiality Agreement contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement.

        Section 9.9    Enforcement.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity.

        Section 9.10    Disclosure Letter.    The inclusion of any information in the Company Disclosure Letter shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or is reasonably likely to result in a Company Material Adverse Effect or is outside the Ordinary Course of Business.

* * * * *

[Signatures on following page]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

SCIELE PHARMA, INC.
By:	/s/ PATRICK P. FOURTEAU
Name:	Patrick P. Fourteau
Title:	Chief Executive Officer
SHIONOGI & CO., LTD.
By:	/s/ ISAO TESHIROGI
Name:	Isao Teshirogi
Title:	President & Representative Director
TALL BRIDGE, INC.
By:	/s/ SHINYA MATSUZAWA
Name:	Shinya Matsuzawa
Title:	Secretary & Director

[Signature Page to Agreement and Plan of Merger]

Annex A

Conditions of the Offer

        Capitalized terms used in this Annex A but not defined herein have the meanings assigned to such terms in the Agreement and Plan of Merger (the "Agreement") of which this Annex A is a part.

        1.     Notwithstanding any other term of the Offer or the Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, and may, subject to the provisions of the Agreement, delay the acceptance for payment of or the payment for, any tendered Shares, and (subject to the provisions of the Agreement) may terminate the Offer and not accept for payment any tendered Shares, unless each of the following conditions are satisfied:

          (a)   immediately prior to the expiration of the Offer (as extended in accordance with the Agreement), the number of Shares validly tendered (including by guaranteed delivery) and not properly withdrawn, together with any Shares beneficially owned by Parent or any Subsidiary of Parent, equals at least a majority of the Shares outstanding on a fully diluted basis on the date of purchase (where "on a fully diluted basis" means the number of Shares outstanding, plus (i) the number of Shares issuable upon the exercise of all then outstanding Options (but only to the extent that they are then vested or exercisable) and (ii) the number of Shares into which the then outstanding Convertible Notes may be converted) (the "Minimum Tender Condition"); or

          (b)   immediately prior to the expiration of the Offer (as extended in accordance with the Agreement), any waiting period (and any extensions thereof) under the HSR Act and any approvals or clearances applicable to the Offer or the consummation of the Merger under other Antitrust Laws shall have expired, or been terminated or obtained, as applicable.

        2.     Furthermore, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, and may, subject to the provisions of the Agreement, delay the acceptance for payment of or the payment for, any tendered Shares, and (subject to the provisions of the Agreement) may terminate the Offer and not accept for payment any tendered Shares, if at any time on or after the date of the Agreement and before the expiration of the Offer, any of the following shall have occurred and be continuing:

          (a)   there shall be instituted or pending any action or proceeding (or any investigation or other inquiry that is reasonably expected to result in such action or proceeding) by any Governmental Authority of competent jurisdiction challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the Offer or make the Merger illegal or otherwise prohibit consummation of the Offer, the Merger or the other Transactions;

          (b)   any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of, or is reasonably expected to have the effect of, directly or indirectly prohibiting the consummation of the Offer or making the Merger illegal or otherwise prohibiting consummation of the Offer, the Merger or the other Transactions; provided, that, that Parent and Merger Sub shall have used their commercially reasonable efforts to oppose any such order, executive order, stay, decree, judgment or injunction or to have such order, executive order, stay, decree, judgment or injunction vacated or made inapplicable to the Offer, the Merger or the other Transactions;

Annex A-1

          (c)   (i) any of the Company's representations or warranties set forth in Section 3.2(a) and (c), Section 3.3(a), (b)(i), (c) and (d), Section 3.9 and Section 3.20 of the Agreement shall not be true and correct in all material respects or (ii) any of the Company's other representations and warranties set forth in this Agreement that (A) are not made as of a specific date are not true and correct as of the Acceptance Time, or (B) are made as of a specific date are not true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth in such representations and warranties, other than the representation set forth in the first sentence of Section 3.6), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect;

          (d)   the Company shall have failed to perform in any material respect any material covenant or material obligation required to be performed or complied with by it under the Agreement at or prior to the Acceptance Time;

          (e)   Parent and Merger Sub shall not have received a certificate executed by the Company's Chief Executive Officer and Chief Financial Officer confirming on behalf of the Company that the conditions set forth in clauses (b) and (c) of paragraph (2) of this Annex A are duly satisfied immediately prior to the Acceptance Time;

          (f)    the Agreement shall have been validly terminated in accordance with Article 8 of the Agreement; or

          (g)   there shall have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

        The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be waived only by Parent or Merger Sub, and then, in whole or in part, at any time and from time to time in the sole discretion of Parent or Merger Sub (except for any condition that, pursuant to Section 1.1(e) of the Agreement, may only be waived with the Company's consent).

Annex A-2

 Exhibit A

Definitions

        "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

        "Antitrust Laws" means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

        "Business Days" means "Business Days" as defined in Rule 14d-1(g)(3) promulgated by the SEC under the Exchange Act.

        "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        "Company Material Adverse Effect" means any change, event, occurrence or development that has a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following, or any change, event, occurrence or development resulting or arising from the following, shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect:

          (a)   changes in conditions in the U.S., Japanese or global economy or capital or financial markets generally, including changes in interest or exchange rates (provided that such changes do not affect the Company or any Company Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other pharmaceutical companies);

          (b)   changes in general legal, tax, regulatory, political or business conditions in the countries in which the Company or any of the Company Subsidiaries operates (provided that such changes do not affect the Company or any Company Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other pharmaceutical companies);

          (c)   general market or economic conditions in the pharmaceutical industries in which the Company or any of the Company Subsidiaries operates (provided that such conditions do not affect the Company or any Company Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other pharmaceutical companies);

          (d)   the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby, the consummation of the transactions contemplated by this Agreement or any public or other communications by Parent or Merger Sub regarding this Agreement or the transactions contemplated hereby, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, or employees;

          (e)   changes after the date of this Agreement in applicable United States or foreign, federal, state or local law, statutes, ordinances, decrees, rules, regulations or administrative policies, including rules, regulations and administrative policies of the FDA, or interpretations thereof

  (provided that such changes do not affect the Company or any Company Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other pharmaceutical companies);

          (f)    changes in generally accepted accounting principles or the interpretation thereof;

          (g)   any development, launch, distribution, marketing or commercial sale of a substitutable generic form of any product of the Company by any other Person;

          (h)   any action taken at the request or with the consent of Parent or Merger Sub;

          (i)    any regulatory, banking, legal, accounting and other professional fees or expenses incurred in connection with the transactions contemplated by this Agreement;

          (j)    any failure in and of itself by the Company to meet any projections, guidance, estimates, forecasts or milestones or published financial or operating predictions for or during any period ending (or for which results are released) on or after the date hereof (it being agreed that the facts and circumstances giving rise to such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred);

          (k)   a decline in the price of the Company Common Stock in and of itself (it being agreed that the facts and circumstances giving rise to such decline may be taken into account in determining whether a Company Material Adverse Effect has occurred); and

          (l)    any natural disaster or other acts of God, acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (provided that such conditions do not affect the Company or any Company Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other pharmaceutical companies).

        "Contract" means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation.

        "Convertible Notes" means the $325 million principal amount of 2.625% Contingent Convertible Senior Notes due 2027 issued pursuant to the Indenture.

        "Environmental Laws" means any national, super-national, regional, Federal, foreign, state, provincial or local Law or legal requirement, including regulations, orders, permits, licenses, approvals, ordinances, directives and the common law, pertaining to (i) pollution, the environment, natural resources, and the protection of the environment or human health and safety or (ii) the presence of, use, handling, recycling, generation, treatment, storage, transportation or disposal of or employee exposure or the labeling or registration of Hazardous Substances.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "FDA" means the United States Food and Drug Administration.

        "Hazardous Substances" means any materials, substances, chemicals or wastes (including, but not limited to biologic agents or vectors, living or genetically modified materials, culture, serum, wastes or off spec products) that are listed, classified, regulated, or characterized as hazardous, biohazardous, toxic, dangerous, explosive, radioactive, reactive, infectious, contagious, bioaccumulative, special, or as a pollutant, contaminant or words of similar meaning or effect under Environmental Laws or would otherwise form the basis of liability under such Environmental Laws, including, but not limited to, asbestos, bloodborne pathogens, radiation and radioactive materials, polychlorinated biphenyls, petroleum and petroleum products and by-products, lead, pesticides, natural gas, nuclear fuel, bacteria or fungi and medical waste.

        "Indenture" means that certain Indenture dated May 14, 2007 between the Company and LaSalle Bank National Association, as Trustee.

        "International Plan" means, whether or not written and whether or not required by applicable Law, any material employment, consultancy, severance or similar service agreement, plan, arrangement or policy and any other material plan or arrangement providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), medical, dental, vision or prescription benefits, disability or sick leave benefits, life insurance, employee assistance program, workers' compensation, supplemental unemployment benefits and post-employment or retirement benefits (including compensation, pension or insurance benefits), which is not an Employee Benefit Plan, and which is sponsored, maintained, administered, contributed to, extended or arranged by the Company or any Company Subsidiary and covers any current of former employee, director or independent contractor of the Company or any Company Subsidiary, where such individual is located exclusively outside of the United States.

        "IRS" means the United States Internal Revenue Service.

        "Key Employee" shall mean the President, Chief Executive Officer and the Executive Vice-Presidents and other officers and key employees of the Company.

        "Knowledge" and similar phrases mean the actual knowledge, as of the date hereof, of each of (a) in the case of the Company, the Chief Executive Officer, the President and Chief Operating Officer, the Chief Financial Officer, the Chief Medical Officer, and the General Counsel, and (b) in the case of Parent or Merger Sub, the Chief Executive Officer, the President, the Chief Financial Officer, and the General Counsel.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, claim or encumbrance in respect of such asset.

        "Make-Whole Fundamental Change" shall have the meaning set forth for such term in the Indenture.

        "Option Consideration" means, with respect to any Share issuable under a particular Option, an amount equal to (i) the Merger Consideration per Share less (ii) the exercise price payable in respect of each Share issuable under such Option.

        "Option" means any option granted, and, immediately before the Effective Time not exercised, expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any predecessor thereof to purchase Shares pursuant to the Stock Plans.

        "Ordinary Course of Business" means the ordinary course of business, consistent with past practice.

        "Parent Material Adverse Effect" means any change, event, occurrence or development that would reasonably be expected to prevent, or materially impair or delay, the ability of either Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Offer, the Merger and the other Transactions.

        "Person" includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

        "Qualifying SEC Report" means (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and (b) any Company SEC Report filed on or after the date of filing of such Form 10-K that is filed with the SEC on the SEC's EDGAR system at least one (1) Business Days prior to the date of this Agreement.

        "Restricted Stock" means any award of restricted Shares outstanding immediately before the Effective Time with respect to which the restrictions have not lapsed, and which award shall not have previously expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any predecessor thereof pursuant to any applicable Stock Plan.

        "Restricted Share Unit" means any award of restricted Share units outstanding immediately before the Effective Time with respect to which the restrictions have not lapsed, and which award shall not have previously expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any predecessor thereof pursuant to any applicable Stock Plan.

        "SEC" means the United States Securities and Exchange Commission.

        "Stock Plans" means the First Horizon Pharmaceutical Corporation 2000 Stock Plan, the First Horizon Pharmaceutical Corporation 2002 Stock Plan, the First Horizon Pharmaceutical Corporation 2003 Stock Option Plan, and the Sciele Pharma, Inc. 2007 Stock Incentive Plan.

        "Subsidiary" means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

        "Superior Proposal" means a bona fide, unsolicited written Takeover Proposal for at least a majority of the outstanding equity securities or all or substantially all of the consolidated assets of the Company and Company Subsidiaries on terms that the Company Board determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation (it being acknowledged that the Company Financial Advisor meets such qualification) and outside legal counsel and taking into account all the terms and conditions of the Takeover Proposal and this Agreement, including any break-up fees, are more favorable and provide greater value to all the Company's stockholders than as provided hereunder (taking into account any proposal by Parent to amend the terms of this Agreement), which the Company Board determines is reasonably likely to be consummated and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Company Board.

        "Takeover Proposal" shall mean, other than the Transactions, any proposal or offer from any Person (other than Parent, Merger Sub or any of their Affiliates) or "group" (as defined in Section 13(d) of the Exchange Act) for, or inquiry relating to or indication of interest in, (i) the direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and the Company Subsidiaries (including securities of Company Subsidiaries) equal to 20% or more of the Company's consolidated assets, (ii) the acquisition from the Company (whether in a single transaction or a series of related transactions) of 20% or more of the equity securities of the Company, (iii) a tender offer or exchange offer that if consummated would result in any Person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of the equity securities of the Company or (iv) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (other than (1) mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely the Company and/or one or more Company Subsidiaries and (2) mergers, consolidations, recapitalizations, share exchanges or other business combinations that if consummated would result in the holders of the outstanding shares of Company Common Stock immediately prior to such transaction owning more than 80% of the equity securities of the Company, or any successor or acquiring entity, immediately thereafter), in each case, other than the Transactions.

        "Tax" or "Taxes" means all taxes or other assessments in the nature of a tax including, but not limited to, income, franchise, profits, corporation, goods and services, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, unemployment, severance, occupation, import, custom, stamp, capital, alternative, add-on minimum or other governmental taxes, imposed by any Federal, state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions to tax applicable or related thereto whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.

        "Tax Authority" or "Taxing Authority" means any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.

        "Tax Return" means any return, election, report, claim for refund, declaration, statement, certificate, bill, schedule or other document, together with all amendments, attachments and supplements thereto, required to be filed with any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

        "Tax Sharing Agreements" means all existing agreements or arrangements (whether or not written) binding the Company or any of the Company Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person's Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

 Exhibit B

Tender and Voting Agreement

THIS TENDER AND VOTING AGREEMENT (this "Agreement") is made and entered into as of            , 2008, by and between Shionogi & Co., Ltd. ("Parent"), and the undersigned stockholder (the "Stockholder") of Sciele Pharma, Inc., a Delaware corporation (the "Company").

RECITALS

        A.    Parent, Shionogi & Co., Ltd., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and the Company have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which provides for, among other things, (i) an offer by Merger Sub (the "Offer") to pay $31.00 in cash (the "Offer Price") for each of the issued and outstanding shares of common stock, par value $0.001 per share, of the Company ("Company Common Stock"), and (ii) the merger of Merger Sub with and into the Company (the "Merger") pursuant to which all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement.

        B.    The Stockholder is the beneficial owner (as defined in Rule 13d 3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of Company Common Stock, options to purchase such number of shares of Company Common Stock and restricted stock units with respect to such number of shares of Company Common Stock as set forth on Schedule 1 to this Agreement.

        C.    As a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required the Stockholder, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Stockholder (solely in his capacity as such) has agreed to enter into this Agreement and tender and vote the Shares as described herein.

        NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

        1.    Certain Definitions.    All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

          (a)   "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been terminated for any reason, (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (iii) such date and time as any amendment or change to the Offer or Merger Agreement is effected without the Stockholder's consent that (A) decreases the Offer Price, or (B) materially and adversely affects the Stockholder, or (C) violates Section 1.1(e) of the Merger Agreement.

          (b)   "Person" shall mean any individual, corporation, limited liability company, general or limited partnership, trust, unincorporated association or other entity of any kind or nature, or any governmental authority.

          (c)   "Shares" shall mean (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) owned by the Stockholder as of the date hereof, and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which the Stockholder acquires ownership during the period from the date of this Agreement through the Expiration

  Date (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

          (d)   "Transfer". A Person shall be deemed to have effected a "Transfer" of a Share if such person directly or indirectly (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers or disposes of such Share or any interest in such Share, (ii) grants any proxies or power of attorney, or (iii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer of or disposition of such Share or any interest therein.

        2.    Transfer of Shares.

          (a)    Transfer Restrictions.    Except as expressly contemplated by this Agreement in connection with the Offer, the Stockholder agrees that he shall not cause or permit any Transfer of any of Stockholder's Shares to be effected. Stockholder shall not seek or solicit any Transfer and agrees to notify Parent promptly, and to provide all details requested by Parent, if Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

          (b)    Transfer of Voting Rights.    The Stockholder agrees that he shall not deposit (or permit the deposit of) any Stockholder's Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of the Stockholder under this Agreement with respect to any of the Shares.

        3.    Agreement to Vote Shares.

          (a)    At every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Company, the Stockholder (solely in the Stockholder's capacity as such, and not in any other capacity such as an officer or director) shall, or shall cause the holder of record on any applicable record date to, vote the Shares in favor of (i) the adoption of the Merger Agreement and the other transactions contemplated by the Merger Agreement, and (ii) any related matter that must be approved by the common stockholders of the Company in order for the transactions contemplated by the Merger Agreement to be consummated.

          (b)    The Stockholder agrees that it will not vote any Shares in favor of, or consent to, and will vote against and not consent to, the approval of any (i) acquisition proposal, (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.

        4.    Agreement to Tender.    The Stockholder shall tender (and shall not withdraw), pursuant to and in accordance with the terms of the Offer, Stockholder's Shares. No later than two (2) Business Days prior to the initial expiration date of the Offer, the Stockholder shall (i) deliver to the depositary designated in the Offer (A) a letter of transmittal with respect to the Shares complying with the terms of the Offer, (B) certificates representing the Shares, and (C) all other documents or instruments required to be delivered pursuant to the terms of the Offer, and/or (ii) instruct the Stockholder's broker or such other person who is the holder of record of any Shares beneficially owned by the Stockholder to tender such Shares for exchange in the Offer pursuant to the terms and conditions of the Offer. Prior to the Expiration Date, the Stockholder shall not tender the Shares into any exchange or tender offer commenced by a third party other than Parent, Merger Sub or any other subsidiary of Parent.

        5.    Option.    The Stockholder hereby grants to Parent an irrevocable option (the "Option") to purchase all Shares owned by Stockholder (as set forth on the signature page hereto) that Stockholder does not tender into the Offer in accordance with Section 4, at a purchase price of $31.00 per Share (or any higher price paid for any Share in the Offer).

        6.    Exercise of Option.    (i) The Option shall become exercisable on the date that the Offer is consummated without Stockholder having tendered all of its Shares in accordance with Section 4 and shall remain exercisable for a period of 30 days thereafter.

    (ii)
    If Parent wishes to exercise the Option, it shall send a written notice (the "Exercise Notice") to the Stockholder identifying the time and place for the closing of such purchase at least three Business Days prior to such closing, which notice may be given prior to the Option becoming exercisable.

    (iii)
    Parent is not obligated exercise the Option; provided, that once Parent has delivered to the Stockholder an Exercise Notice, subject to the terms and conditions of this Agreement, Parent shall be bound to effect the purchase as described in the Exercise Notice.

        7.    Directors and Officers.    Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require the Stockholder to attempt to) limit or restrict the Stockholder in his capacity as a director or officer of the Company or any designee of the Stockholder who is a director or officer of the Company from acting in such capacity or voting in such person's sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in his capacity as a stockholder of the Company).

        8.    Irrevocable Proxy.    Concurrently with the execution of this Agreement, the Stockholder shall deliver to Parent a proxy in the form attached hereto as Exhibit A (the "Irrevocable Proxy"), which shall be irrevocable to the extent permissible by law, with respect to the Shares. The Stockholder hereby revokes any proxies previously granted that would otherwise conflict with the proxy contemplated in this Section 8 and agrees to execute any further agreement or form reasonably necessary to affirm and effectuate the grant of the proxy contained herein.

        9.    No Ownership Interest.    Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise provided herein.

        10.    Representations and Warranties of the Stockholder.    The Stockholder represents and warrants as follows:

          (a)    Legal Right.    The Stockholder has the capacity and the full legal capacity, power and authority to execute, deliver and perform this Agreement and to grant the Irrevocable Proxy.

          (b)    Due Execution and Delivery; Enforceability.    This Agreement has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) general principles of equity regardless of whether enforceability is considered in a proceeding at law or in equity.

          (c)    No Conflicts.    The execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby will not (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation applicable to the Stockholder or the Shares, (ii) violate any order, decree, judgment, order, statute, rule, or regulation applicable to the Stockholder, (iii) require the Stockholder to obtain the consent or approval of, or make any filing with or notification to, any governmental authority, or (iv) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on such Stockholder or his property and assets.

          (d)    Ownership of Shares.    The Stockholder (i) is the beneficial owner of the shares of Company Common Stock set forth on Schedule 1, all of which are free and clear of any liens, adverse claims, charges, security interests, pledges or options, proxies, voting trusts or agreements, understandings or agreements, or any other rights or encumbrances ("Encumbrances") (except any Encumbrances arising under applicable U.S. federal securities Laws or arising hereunder), (ii) is the owner of options that are exercisable for the number of shares of Company Common Stock set forth on Schedule 1, all of which options and shares of Company Common Stock issuable upon the exercise of such options are free and clear of any Encumbrances (except any Encumbrances arising under securities laws or arising hereunder), and (iii) does not own, beneficially or otherwise, any securities of the Company other than the shares of Company Common Stock, options or other rights to purchase shares of Company Common Stock, and shares of Company Common Stock issuable upon the exercise of such options, set forth on Schedule 1.

        11.    Legending of Shares.    If so requested by Parent, the Stockholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and the Irrevocable Proxy.

        12.    Termination.    This Agreement and the Irrevocable Proxy shall terminate and shall have no further force or effect as of the Expiration Date.

        13.    Finder's Fees.    No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.

        14.    Appraisal Rights.    Stockholder agrees not to exercise any rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Shares which may arise with respect to the Merger.

        15.    Miscellaneous.

          (a)   Binding Effect and Assignment.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void.

          (b)   Amendments; Waiver.    This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

          (c)   Specific Performance.    The parties hereto agree that irreparable damage would occur to Parent in the event that the provisions contained in this Agreement were not performed by the Company in accordance with its specific terms or were otherwise breached by the Company. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement by the Company and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          (d)   Notices.    All notices, requests, demands, consents and communications necessary or required under this Agreement shall be delivered by hand or sent by registered or certified mail, return receipt requested, by overnight prepaid courier or by facsimile (receipt confirmed) to:

    If to Parent:

    Shionogi & Co., Ltd.
    1-8 Doshomachi 3-Chome
    Chuo-Ku, Osaka 541-0045
    Japan

    Attn: Shinya Matsuzawa, General Manager of Legal Department
    Facsimile: +(81)-(6)-6202-0886

    with a copy to:

    Davis Polk & Wardwell
    450 Lexington Avenue
    New York, NY 10017
    Attn: Theodore A. Paradise
    Attn: Michael Davis
    Facsimile: (212) 450-3800

    If to the Stockholder, in care of:

    Paul, Hastings, Janofsky & Walker LLP
    600 Peachtree St. NE, 24th Floor
    Atlanta, GA 30308
    Attn: Tinley Anderson
    Telephone: (404) 815-2215
    Facsimile: (404) 815-5215

All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent three (3) days following the date on which mailed, or one (1) day following the date mailed if sent by overnight courier, or on the date on which delivered by hand or by facsimile transmission (receipt confirmed), as the case may be, and addressed in accordance herewith.

          (e)   Third Party Beneficiaries.    Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the parties hereto and their permitted successors or assigns, if any.

          (f)    Assignment.    No party may assign or transfer this Agreement, in whole or in part, without the prior written consent of the other parties hereto; provided that the Parent may assign or transfer this Agreement to Merger Sub without the prior written consent of the Stockholder.

          (g)   Governing Law.    This Agreement, and all matters arising out of or relating to this Agreement and any of the transactions contemplated hereby, including, without limitation, the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely in such State (without giving effect to the conflicts of laws provisions thereof).

          (h)   Entire Agreement.    This Agreement and the Irrevocable Proxy constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; provided that this provision shall not abrogate any other written agreement between the parties executed simultaneously with this Agreement.

          (i)    Severability.    If any term or provision of this Agreement shall, in any jurisdiction and to any extent, be finally held invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other term or provision of this Agreement, and the parties shall negotiate in good faith a substitute provision which comes as close as possible to the invalidated or unenforceable term or provision, and which puts each party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

          (j)    Interpretation.    Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act. Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words "hereof", "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. "Writing", "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

          (k)   Further Assurances.    Parent and Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

          (l)    Headings.    The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

          (m)  Expenses.    All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expenses.

          (n)   Counterparts.    This Agreement may be executed in two or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

          (o)   Facsimile Signatures.    The delivery of signature pages to this Agreement (in counterparts or otherwise) by facsimile transmission or other electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

 Exhibit C

Form of Certificate of Incorporation
of the Surviving Corporation

        FIRST: The name of the corporation is Sciele Pharma, Inc. (the "Corporation").

        SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

        THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended ("Delaware Law").

        FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000, and the par value of each such share is $0.01, amounting in the aggregate to $10.00.

        FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

        SIXTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

        SEVENTH: The Corporation expressly elects not to be governed by Section 203 of Delaware Law.

        EIGHTH: (1) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

        (2)(a)  Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE EIGHTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE EIGHTH shall be a contract right.

        (b)   The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

        (3)   The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

        (4)   The rights and authority conferred in this ARTICLE EIGHTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

        (5)   Neither the amendment nor repeal of this ARTICLE EIGHTH, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent

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permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE EIGHTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

        NINTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

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QuickLinks

  Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
Recitals
ARTICLE 1 THE OFFER
ARTICLE 2 THE MERGER
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE 5 CONDUCT OF BUSINESS
ARTICLE 6 ADDITIONAL AGREEMENTS
ARTICLE 7 CONDITIONS
ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER
ARTICLE 9 GENERAL PROVISIONS
  Exhibit A
Definitions
  Exhibit B
Tender and Voting Agreement
RECITALS
  Exhibit C
Form of Certificate of Incorporation of the Surviving Corporation